EXPLANATORY NOTE

This Offering Circular Amendment No.2 amends the offering circular of Patient Access Solutions Inc. filed on December 18, 2018, as further amended and supplemented from time to time (the “Offering Circular”), to update information contained in the Offering Circular.

An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

Preliminary Offering Circular Subject To Completion

Dated June 5, 2019

PATIENT ACCESS SOLUTIONS INC.

Up to 350,000,000 Shares

of Common Stock

$3,500,000

Patient Access Solutions Inc. (the “Company,” “we,” “us,” and “our”) is offering up to 350,000,000 shares of common stock, $0.0001 par value per share (“Common Stock”), for $0.01 per share, for gross proceeds of up to $3,500,000, before deduction of offering expenses, assuming all shares are sold (the “Offering”). The minimum investment established for each investor is $500, unless such minimum is waived by the Company in its sole discretion, which may be done on a case-by-case basis. All money we receive from the Offering will be immediately available to us for the uses set forth in the “Use of Proceeds” section of this Offering Circular.

Shares offered hereby will be sold by our directors and executive officers on behalf of the Company. We may also elect to engage licensed broker-dealers. No sales agents have yet been engaged to sell shares. All shares will be offered on a “best-efforts” basis.

We expect to commence the Offering on the date on which the Offering Statement of which this Offering Circular is a part (this “Offering Circular”) is qualified by the Securities and Exchange Commission (“SEC”) and will terminate one year thereafter or once all offered securities are sold, whichever occurs first. Notwithstanding the foregoing, the Company may extend the Offering by an additional 90 days or terminate the Offering at any time.

Our Common Stock is not now listed on any national securities exchange; however, our stock is quoted on OTC Markets Pink marketplace under the trading symbol “PASO.” There is currently only a limited market for our securities. There is no guarantee that our securities will ever trade on any listed exchange or be quoted on the OTCQB or OTCQX marketplaces.

This offering is being made pursuant to Tier 1 of Regulation A following the Offering Circular disclosure format.

Title of each class of securities to be registered	Amount maximum offered	Proposed offering price per share	Commissions and discounts (1)	Proceeds to issuer (2)

Common Stock	3,500,000	$0.01	$0	$3,500,000

1) We may offer shares through registered broker dealers, although at this time, we have not determined if we will require these services, and therefore have not selected such a selling agent.

2) We estimate that our total expenses for this offering will be $50,000. See “ Plan of Distribution.”

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

This Offering is highly speculative and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See “Risk Factors” on Page 7.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

131 Sunnyside Boulevard, Suite 100, Plainview, New York 11803

631-241-9404; www.pashealth.com

Offering Circular Date:       , 2019

USE OF MARKET AND INDUSTRY DATA

This Offering Circular includes market and industry data that we have obtained from third-party sources, including industry publications, as well as industry data prepared by our management on the basis of its knowledge of and experience in the industries in which we operate (including our management’s estimates and assumptions relating to such industries based on that knowledge). Management has developed its knowledge of such industries through its experience and participation in these industries. While our management believes the third-party sources referred to in this Offering Circular are reliable, neither we nor our management have independently verified any of the data from such sources referred to in this Offering Circular or ascertained the underlying economic assumptions relied upon by such sources. Furthermore, internally prepared and third-party market prospective information, in particular, are estimates only and there will usually be differences between the prospective and actual results, because events and circumstances frequently do not occur as expected, and those differences may be material. Also, references in this Offering Circular to any publications, reports, surveys or articles prepared by third parties should not be construed as depicting the complete findings of the entire publication, report, survey or article. The information in any such publication, report, survey or article is not incorporated by reference in this Offering Circular.

Solely for convenience, we refer to our trademarks in this Offering Circular without the ® or the ™ or symbols, but such references are not intended to indicate that we will not assert, to the fullest extent under applicable law, our rights to our own trademarks. Other service marks, trademarks and trade names referred to in this Offering Circular, if any, are the property of their respective owners, although for presentational convenience we may not use the ® or the ™ symbols to identify such trademarks.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

There are statements in this Offering Circular that are not historical facts. These “forward-looking statements” can be identified by use of terminology such as “believe,” “hope,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy” and similar expressions. You should be aware that these forward-looking statements are subject to risks and uncertainties that are beyond our control. For a discussion of these risks, you should read this entire Offering Circular carefully, especially the risks discussed under “Risk Factors.” Although management believes that the assumptions underlying the forward-looking statements included in this Offering Circular are reasonable, they do not guarantee our future performance, and actual results could differ from those contemplated by these forward-looking statements. The assumptions used for purposes of the forward-looking statements specified in the following information represent estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry, and other circumstances. As a result, the identification and interpretation of data and other information and their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment. To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results, and, accordingly, no opinion is expressed on the achievability of those forward-looking statements. In the light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking statements contained in this Offering Circular will in fact transpire. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. We do not undertake any obligation to update or revise any forward-looking statements.

SUMMARY INFORMATION

This summary highlights some of the information in this Offering Circular. It is not complete and may not contain all of the information that you may want to consider. To understand this Offering fully, you should carefully read the entire circular, including the section entitled “Risk Factors,” before making a decision to invest in our securities. Unless otherwise noted or unless the context otherwise requires, the terms “we,” “us,” “our,” the “Company,” refer to Patient Access Solutions Inc. and its subsidiary, PAS Health Management Companies NY, Inc.

Overview

Patient Access Solutions Inc. was incorporated in the state of Nevada on March 17, 2006. Its wholly owned subsidiary, PAS Health Management Companies NY, Inc., was incorporated in the state of New York on October 1, 2015, through which the Company provides administrative, management, and facility services to health care providers in Plainview, New York. The Company also rents equipment to other health care providers, including a number of the Company’s PAS Web Portal Systems and PAS Point of Sale solutions customers.

Integrative Medical Health Care of Plainview, PC d/b/a The CIIT Center of Plainview

On January 1, 2017, Patient Access Solutions Inc., through its wholly-owned subsidiary, PASHealth Management Companies NY Inc., entered into an Administrative and Management Services Agreement (the “CIIT Agreement”) with Integrative Medical Health Care of Plainview, PC d/b/a The CIIT Center of Plainview (the “Plainview PC”), which is wholly owned by Dr. Muneer Imam. The CIIT Agreement provides that the Company will provide all medical equipment, furniture and fixtures, rental space, medical supplies, non-professional staff, management, administrative and collection services to the health care practice in the Center for Integrative and Innovative Therapies (“CIIT”) Medical Center for the term of the CIIT Agreement, which is five years long and automatically renews for one year terms unless either party to the CIIT Agreement notifies the other party no less than 120 days prior to the expiration of the term then in effect that the CIIT Agreement will not be renewed. The CIIT Agreement also requires Plainview PC to pay the Company minimum compensation of $60,000 per month ($35,000 in management fees and $25,000 in facility fees).

Furthermore, the Company leases a 12,500 square foot facility located in Plainview, New York in which the CIIT provides services. In that facility, the CIIT through its two doctors provides specialty care for chronic health conditions including autism, concussion, PTSD, traumatic brain injuries and numerous other brain related, and biomedical conditions including depression, anxiety, thyroid conditions and much more. See “Description of Business -- Employees” for more information on the CIIT’s two doctors.

Going Concern

Our accountant has expressed substantial doubt about our ability to continue as a going concern. The Company has suffered losses and has experienced negative cash flows from operations, which raises substantial doubt about the Company’s ability to continue as a going concern. The Company is highly dependent on its ability to continue to obtain investment capital from future funding opportunities to fund the current and planned operating levels until the revenues generated from billing and insurance meets the critical breakeven point. The Company’s continuation as a going concern is dependent upon its ability to bring in income generating activities and its ability to continue receiving investment capital from future funding opportunities. There is no assurance can be given that the Company will be successful in these efforts. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Corporate Information

Our principal executive offices are located at 131 Sunnyside Boulevard, Suite 100, Plainview, New York 11803. Our telephone number is (631) 241-9404. The address of our website is www.pashealth.com. Information contained on or accessible through our website is not a part of this Offering Circular and should not be relied upon in determining whether to make an investment decision.

Patient Access Solutions Inc.’s securities are currently quoted on the OTC Markets Group Inc.’s OTC Pink marketplace under the symbol “PASO.”

The Offering

This Offering Circular relates to the sale of up to 350,000,000 shares of our Common Stock, through the efforts of the Company’s executive officers and directors at a price of $0.01 per share, for total Offering proceeds of up to $3,500,000, if all offered shares are sold. The minimum amount established for investors is $500, unless such minimum is waived by the Company, in its sole discretion, on a case-by-case basis. There is no minimum aggregate Offering amount and the Company will not escrow or return investor funds if any minimum number of shares is not sold. All money we receive from the Offering will be immediately available to us for the uses set forth in the “Use of Proceeds” section of this Offering Circular.

Shares offered hereby will be sold by our directors and executive officers on behalf of the Company. We may also elect to engage licensed broker-dealers. No sales agents have yet been engaged to sell shares. All shares will be offered on a “best-efforts” basis. Investors may be publicly solicited provided the “blue sky” regulations in the states in which the Company solicits investors allow such solicitation.

This Offering will terminate one year after the Offering Statement of which this Offering Circular is a part is qualified by the SEC, or once all offered securities are sold, whichever occurs first. Notwithstanding the foregoing, the Company may extend the Offering by an additional 90 days or terminate the offering at any time.

Issuer in this Offering:	Patient Access Solutions, Inc.

Securities offered:	Common Stock

Common Stock to be outstanding before this Offering:	268,205,058

Common Stock to be outstanding after this Offering:	618,205,058

Price per share:	$0.01
Maximum Offering amount:	$3,500,000, assuming the maximum amount of shares are sold.
Use of proceeds:

We estimate that the net proceeds to us from this Offering, after deducting estimated Offering expenses, will be approximately $3,450,000, assuming the maximum amount of shares of Common Stock are sold.

Assuming the maximum amount of shares of Common Stock are sold, we intend to use the net proceeds from this Offering for the purchase of computer hardware and computer software, marketing expenses, professional fees associated with this Offering, hiring of staff, employee compensation, leasehold improvements and general working capital purposes. Notwithstanding the foregoing, our management will have broad discretion over how these proceeds are used. For additional information, see “Use of Proceeds.”

Dividend policy:

Holders of our Common Stock are only entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for dividends. We do not intend to pay dividends for the foreseeable future. Our ability to pay dividends to our stockholders in the future will depend on regulatory restrictions, liquidity and capital requirements, our earnings and financial condition, the general economic climate, contractual restrictions, our ability to service any equity or debt obligations senior to our Common Stock and other factors deemed relevant by our board of directors. For additional information, see “Dividend Policy.”

Risk factors:	Investing in our Common Stock involves risks. See “Risk Factors” for a discussion of certain factors that you should carefully consider before making an investment decision.

ABOUT THIS CIRCULAR

We have prepared this Offering Circular to be filed with the SEC for our Offering of securities. The Offering Circular includes exhibits that provide more detailed descriptions of the matters discussed in this circular. You should rely only on the information contained in this circular and its exhibits. The Company has not authorized any person to provide you with any information different from that contained in this circular. The information contained in this circular is complete and accurate only as of the date of this circular, regardless of the time of delivery of this circular or sale of our shares. This circular contains summaries of certain other documents, but reference is hereby made to the full text of the actual documents for complete information concerning the rights and obligations of the parties thereto. All documents relating to this Offering and related documents and agreements, if readily available to us, will be made available to a prospective investor or its representatives upon request.

TAX CONSIDERATIONS

No information contained herein, nor in any prior, contemporaneous or subsequent communication should be construed by a prospective investor as legal or tax advice. We are not providing any tax advice as to the acquisition, holding or disposition of the securities offered herein. In making an investment decision, investors are strongly encouraged to consult their own tax advisor to determine the U.S. Federal, state and any applicable foreign tax consequences relating to their investment in our securities. This written communication is not intended to be “written advice,” as defined in Circular 230 published by the U.S. Treasury Department.

RISK FACTORS

We are subject to a number of risks, including risks that may prevent us from achieving our business objectives or that may adversely affect our business, financial condition, results of operations, cash flows and prospects. You should carefully consider the risks discussed in this section before investing in our Common Stock.

Risks Related to our Business

Our accountant has indicated doubt about our ability to continue as a going concern.

As of October 31, 2017, the Company had an accumulated deficit of $(19,406,120), and for the six months ended April 30, 2018, we had an accumulated deficit of $(19,210,696). Our ability to continue as a going concern is doubtful. Our financial statements do not include adjustments that might result from the outcome of this uncertainty. If we are unable to generate significant revenue or secure financing we may be required to cease or curtail our operations.

We may require additional financing to sustain or grow our operations.

We estimate that we will receive net proceeds from this Offering of approximately $3,450,000, based on an assumed initial public offering price of $0.01 per share, and after deducting the estimated expenses of this Offering. Especially if we do not raise the full amount we expect to raise in this Offering, we may need to borrow funds or raise additional equity capital to sustain our operations. In addition, our growth will be dependent on our ability to access additional equity and debt capital after this Offering is completed. Moreover, part of our business strategy may involve the use of debt financing to increase potential revenues. Our inability in the future to obtain additional equity capital or a corporate credit facility on attractive terms, or at all, could adversely impact our ability to execute our business strategy, which could adversely affect our growth prospects and future stockholder returns.

We may not be able to manage successfully our growth resulting in possible failure or flawed implementation of our business plan.

While we believe that our services can be readily scaled to accommodate large or very large volume, we cannot be certain of that belief until such scaling occurs. In addition, significant growth will require more than marketing capabilities, capabilities such as its operating and financial procedures and controls, replacing or upgrading our operational, financial and management information systems and attracting, training, motivating, managing and retaining key employees. If our executives are unable to manage growth effectively, our business, results of operations and financial condition could be materially adversely affected.

We are subject to uncertainties regarding recent health reform legislation, which represents a significant change to the healthcare industry.

On March 23, 2010, President Obama signed into law the Patient Protection and Affordable Care Act (the “PPACA”). The Healthcare and Education Reconciliation Act of 2010 (the “Reconciliation Act”), which contains a number of amendments to the PPACA, was signed into law on March 30, 2010. Two primary goals of the PPACA, combined with the Reconciliation Act (collectively referred to as the “Health Reform Legislation”), are to provide for increased access to coverage for healthcare and to reduce healthcare-related expenses.

The expansion of health insurance coverage under the Health Reform Legislation may increase the number of patients using our facility who have either private or public program coverage. In addition, a disproportionately large percentage of new Medicaid coverage is likely to be in states that currently have relatively low income eligibility requirements and may include New York and states where we have future facilities. Furthermore, as a result of the Health Reform Legislation, there may be a reduction in uninsured patients, which should reduce our expense from uncollectible accounts receivable.

Notwithstanding the foregoing, the Health Reform Legislation makes a number of other changes to Medicare and Medicaid which we believe may have an adverse impact on us. The Health Reform Legislation revises reimbursement under the Medicare and Medicaid programs to emphasize the efficient delivery of high quality care and contains a number of incentives and penalties under these programs to achieve these goals. The Health Reform Legislation provides for decreases in reimbursement rates.

The various provisions in the Health Reform Legislation that directly or indirectly affect reimbursement are scheduled to take effect over a number of years. Health Reform Legislation provisions are likely to be affected by the incomplete nature of implementing regulations or expected forthcoming interpretive guidance, gradual implementation, future legislation, and possible judicial nullification of all or certain provisions of the Health Reform Legislation. Further Health Reform Legislation provisions, such as those creating the Medicare Shared Savings Program and the Independent Payment Advisory Board, create certain flexibilities in how healthcare may be reimbursed by federal programs in the future. Thus, we cannot predict the impact of the Health Reform Legislation on our future reimbursement at this time.

The Health Reform Legislation also contains provisions aimed at reducing fraud and abuse in healthcare. The Health Reform Legislation amends several existing laws, including the federal Anti-Kickback Statute and the False Claims Act, making it easier for government agencies and private plaintiffs to prevail in lawsuits brought against healthcare providers. Congress revised the intent requirement of the Anti-Kickback Statute to provide that a person is not required to “have actual knowledge or specific intent to commit a violation of” the Anti-Kickback Statute in order to be found guilty of violating such law. The Health Reform Legislation also provides that any claims for items or services that violate the Anti-Kickback Statute are also considered false claims for purposes of the federal civil False Claims Act. The Health Reform Legislation provides that a healthcare provider that knowingly retains an overpayment in excess of 60 days is subject to the federal civil False Claims Act. The Health Reform Legislation also expands the Recovery Audit Contractor program, which had previously been limited to Medicare, to Medicaid. These amendments also make it easier for severe fines and penalties to be imposed on healthcare providers that violate applicable laws and regulations.

The impact of the Health Reform Legislation on our current facility and future facilities may vary. Because the Health Reform Legislation provisions are effective at various times over the next several years and in light of federal lawsuits challenging the constitutionality of the Health Reform Legislation, we anticipate that many of the provisions in the Health Reform Legislation may be subject to further challenge. We cannot predict the impact the Health Reform Legislation may have on our business, results of operations, cash flow, capital resources and liquidity, or whether we will be able to adapt successfully to the changes required by the Health Reform Legislation.

We could face risks associated with, or arising out of, environmental, health and safety laws and regulations.

We are subject to various federal, state and local laws and regulations that:

•	regulate certain activities and operations that may have environmental or health and safety effects, such as the generation, handling and disposal of medical wastes,
•	impose liability for costs of cleaning up, and damages to natural resources from, past spills, waste disposals on and off-site, or other releases of hazardous materials or regulated substances, and

•	regulate workplace safety.

Compliance with these laws and regulations could increase our costs of operation. Violation of these laws may subject us to significant fines, penalties or disposal costs, which could negatively impact our results of operations, financial position or cash flows. We could be responsible for the investigation and remediation of environmental conditions at currently or formerly operated or leased sites, as well as for associated liabilities, including liabilities for natural resource damages, third party property damage or personal injury resulting from lawsuits that could be brought by the government or private litigants, relating to our operations, the operations of facilities or the land on which our facility is located. We may be subject to these liabilities regardless of whether we lease or own the facility, and regardless of whether such environmental conditions were created by us or by a prior owner or tenant, or by a third party or a neighboring facility whose operations may have affected such facility or land. That is because liability for contamination under certain environmental laws can be imposed on current or past owners or operators of a site without regard to fault. We cannot assure you that environmental conditions relating to our prior, existing or future sites or those of predecessor companies whose liabilities we may have assumed or acquired will not have a material adverse affect on our business.

We could face substantial competition, which could reduce our market share and negatively impact our net revenue.

There are a number of companies that provide administrative, management, and facility services to health care providers, both in our geographic area and elsewhere. Many of our anticipated competitors are significantly larger than we are and have considerably greater financial, technical, marketing and other resources than we do. Some competitors may have a lower cost of funds and access to funding sources that are not available to us. We cannot assure you that the competitive pressures we face will not have a material adverse effect on our business, financial condition and results of operations.

We operate in a highly competitive industry, and competition may lead to declines in patient volumes.

The healthcare industry is highly competitive, and competition among healthcare providers (including hospitals) for patients, psychiatrists and other healthcare professionals has intensified in recent years. There are other healthcare facilities that provide behavioral and other mental health services comparable to at least some of those offered by our facility in each of the geographical areas in which we operate. Some of our competitors are owned by tax-supported governmental agencies or by nonprofit corporations and may have certain financial advantages not available to us, including endowments, charitable contributions, tax-exempt financing and exemptions from sales, property and income taxes.

If our competitors are better able to attract patients, recruit and retain psychiatrists, physicians and other healthcare professionals, expand services or obtain favorable managed care contracts at their facilities, we may experience a decline in patient volume and our results of operations may be adversely affected.

The trend by insurance companies and managed care organizations to enter into sole source contracts may limit our ability to obtain patients.

Insurance companies and managed care organizations are entering into sole source contracts with healthcare providers, which could limit our ability to obtain patients since we do not offer the range of services required for these contracts. Moreover, private insurers, managed care organizations and, to a lesser extent, Medicaid and Medicare, are beginning to carve-out specific services, including mental health and substance abuse services, and establish small, specialized networks of providers for such services at fixed reimbursement rates. Continued growth in the use of carve-out arrangements could materially adversely affect our business to the extent we are not selected to participate in such networks or if the reimbursement rate is not adequate to cover the cost of providing the service.

Our performance depends on our ability to recruit and retain quality psychiatrists and other physicians.

The success and competitive advantage of our facility depends, in part, on the number and quality of the psychiatrists and other physicians on the medical staffs of our facility and our maintenance of good relations with those medical professionals. Although we employ psychiatrists and other physicians at our facility, psychiatrists and other physicians generally are not employees of our facility, and, in a number of our markets, they have admitting privileges at competing hospitals providing acute or inpatient behavioral health services. Such physicians (including psychiatrists) may terminate their affiliation with us at any time or admit their patients to competing healthcare facilities or hospitals. If we are unable to attract and retain sufficient numbers of quality psychiatrists and other physicians by providing adequate support personnel and facilities that meet the needs of those psychiatrists and other physicians, they may stop referring patients to our facility and our results of operations may decline.

It may become difficult for us to attract and retain an adequate number of psychiatrists and other physicians to practice in certain of the communities in which our current facility and future facilities are located. Our failure to recruit psychiatrists and other physicians to these communities or the loss of such medical professionals in these communities could make it more difficult to attract patients to our current facility and future facilities and thereby may have a material adverse effect on our business, financial condition and results of operations. Additionally, our ability to recruit psychiatrists and other physicians is closely regulated. The form, amount and duration of assistance we can provide to recruited psychiatrists and other physicians is limited by the Stark Law, the Anti-Kickback Statute, state Anti-Kickback Statutes, and related regulations. For example, the Stark Law requires, among other things, that recruitment assistance can be provided only to psychiatrists and other physicians who meet certain geographic and practice requirements, that the amount of assistance cannot be changed during the term of the recruitment agreement, and that the recruitment payments cannot generally benefit psychiatrists and other physicians currently in practice in the community beyond recruitment costs actually incurred by them.

Our facility faces competition for staffing that may increase our labor costs and reduce our profitability.

Our operations depend on the efforts, abilities, and experience of our management and medical support personnel, including our therapists, nurses, pharmacists and mental health technicians, as well as our psychiatrists and other professionals. We compete with other healthcare providers in recruiting and retaining qualified management, physicians (including psychiatrists) and support personnel responsible for the daily operations of our facility.

The nationwide shortage of nurses and other medical support personnel has been a significant operating issue facing us and other healthcare providers. This shortage may require us to enhance wages and benefits to recruit and retain nurses and other medical support personnel or require us to hire more expensive temporary or contract personnel. In addition, certain of our facilities are required to maintain specified staffing levels. To the extent we cannot meet those levels, we may be required to limit the services provided by these facilities, which would have a corresponding adverse effect on our net operating revenues.

We cannot predict the degree to which we will be affected by the future availability or cost of attracting and retaining talented medical support staff. If our general labor and related expenses increase, we may not be able to raise our rates correspondingly. Our failure either to recruit and retain qualified management, psychiatrists, therapists, nurses and other medical support personnel or control our labor costs could have a material adverse effect on our results of operations.

We depend heavily on key management personnel, and the departure of our only executive or a significant portion of our local facility management personnel could harm our business.

The expertise and efforts of our chief executive officer, physicians and other key members of our facility management personnel are critical to the success of our business. The loss of the services of one or more of our executive or of a significant portion of our facility management personnel could significantly undermine our management expertise and our ability to provide efficient, quality healthcare services at our facilities, which could harm our business.

If we cannot attract and retain key management personnel, or if our search for qualified personnel is prolonged, our system of internal controls may be affected, which could lead to an adverse effect on our operating results. In addition, it could be difficult, time consuming and expensive to replace any key management member or other critical personnel, and no guarantee exists that we will be able to recruit suitable replacements or assimilate new key management personnel into our organization.

Our future performance also depends on the continued services and continuing contributions of our senior management to execute on our business plan and to identify and pursue new facility management opportunities. The loss of services of senior management could significantly delay or prevent the achievement of our development and strategic objectives, which could adversely affect our business, financial condition, and operating results.

We could face risks associated with, or arising out of, environmental, health and safety laws and regulations.

We are subject to various federal, state and local laws and regulations that regulate certain activities and operations that may have environmental or health and safety effects, such as the generation, handling and disposal of medical wastes, and impose liability for costs of cleaning up, and damages to natural resources from, past spills, waste disposals on and off-site, or other releases of hazardous materials or regulated substances, and regulate workplace safety.

Compliance with these laws and regulations could increase our costs of operation. Violation of these laws may subject us to significant fines, penalties or disposal costs, which could negatively impact our results of operations, financial condition or cash flows. We could be responsible for the investigation and remediation of environmental conditions at currently or formerly operated or leased sites, as well as for associated liabilities, including liabilities for natural resource damages, third party property damage or personal injury resulting from lawsuits that could be brought by the government or private litigants, relating to our operations, the operations of facilities or the land on which our facility located. We may be subject to these liabilities regardless of whether we lease or own the facility, and regardless of whether such environmental conditions were created by us or by a prior owner or tenant, or by a third party or a neighboring facility whose operations may have affected such facility or land. That is because liability for contamination under certain environmental laws can be imposed on current or past owners or operators of a site without regard to fault. We cannot assure you that environmental conditions relating to our prior, existing or future sites or those of predecessor companies whose liabilities we may have assumed or acquired will not have a material adverse effect on our business.

Consolidation in the healthcare industry could adversely impact our business, financial condition and operating results.

Many healthcare provider organizations are consolidating to create integrated healthcare delivery systems with greater market power. As provider networks and managed care organizations consolidate, thus decreasing the number of market participants, competition to provide products and services like ours will become more intense, and the importance of establishing and maintaining relationships with key industry participants will increase. These industry participants may try to use their market power to negotiate price reductions for our products and services.

Further, consolidation of management and billing services through integrated delivery systems may decrease demand for our products. Such consolidation may also lead integrated delivery systems to require newly acquired physician practices to replace their current Electronic Health Record, with that already in use in the larger enterprise. Any of these factors could materially and adversely impact our business, financial condition and operating results.

Changes in the United States healthcare industry and regulatory environment could have a material adverse impact on our results of operations.

Many of our products and services are intended to function within the structure of the healthcare financing and reimbursement system currently being used in the United States. In recent years, the healthcare industry in the United States has changed significantly in an effort to enhance efficiencies, reduce costs and improve patient outcomes. These changes have included cuts in Medicare and Medicaid reimbursement levels, changes in the basis for payments, shifting away from fee-for-service and towards value-based payments and risk-sharing models, increases in the use of managed care, consolidation of pharmaceutical and medical-surgical supply distributors and the development of large, sophisticated purchasing groups. We expect the healthcare industry in the United States to continue to change and for healthcare delivery models to evolve in the future.

The healthcare industry is highly regulated, and further regulation of our businesses and technology products and services could impose increased costs, negatively impact our profit margins and the profit margins of our customers, delay the introduction or implementation of our new products, or otherwise negatively impact our business and expose the Company to litigation and regulatory investigations.

If we fail to comply with the extensive laws and government regulations impacting our industry, we could suffer penalties, be the subject of federal and state investigations or be required to make significant changes to our operations, which may reduce our revenues, increase our costs and have a material adverse effect on our business, financial condition and results of operations.

Healthcare service providers are required to comply with extensive and complex laws and regulations at the federal, state and local government levels relating to, among other things:

•	licensure, certification and accreditation of substance abuse treatment services;
•	licensure, certification and accreditation of laboratory services;
•	handling, administration and distribution of controlled substances;
•	necessity and adequacy of care, quality of services, and qualifications of professional and support personnel;
•	referrals of clients and permissible relationships with physicians and other referral sources;
•	claim submission and collections, including penalties for the submission of, or causing the submission of, false, fraudulent or misleading claims and the failure to repay overpayments in a timely manner;
•	consumer protection issues and billing and collection of client-owed accounts issues;
•	privacy and security of health-related information, client personal information and medical records;
•	physical plant planning, construction of new facilities and expansion of our existing facility;
•	activities regarding competitors;
•	FDA laws and regulations related to drugs and medical devices;
•	operational, personnel and quality requirements intended to ensure that clinical testing services are accurate, reliable and timely;
•	health and safety of employees;
•	handling, transportation and disposal of medical specimens and infectious and hazardous waste; and
•	corporate practice of medicine, fee-splitting, self-referral and kickback prohibitions.

Failure to comply with these laws and regulations could result in the imposition of significant civil or criminal penalties, loss of license or certification or require us to change our operations, which may have a material adverse effect on our business, financial condition and results of operations. Both federal and state government agencies as well as commercial payors have heightened and coordinated civil and criminal enforcement efforts as part of numerous ongoing investigations of healthcare organizations.

We endeavor to comply with all applicable legal and regulatory requirements, however, there is no guarantee that we will be able to adhere to all of the complex government regulations that apply to our business. We seek to structure all of our relationships with physicians to comply with applicable anti-kickback laws, physician self-referral laws, fee-splitting laws and state corporate practice of medicine prohibitions. We monitor these laws and their implementing regulations and implement changes as necessary. However, the laws and regulations in these areas are complex and often subject to varying interpretations. For example, if an enforcement agency were to challenge the compensation paid under our contracts with professional physician groups, we could be required to change our practices, face criminal or civil penalties, pay substantial fines or otherwise experience a material adverse effect as a result.

Operators that fail to comply with governmental reimbursement programs such as Medicare or Medicaid, licensing and certification requirements, fraud and abuse regulations or new legislative developments may be unable to meet their obligations to us.

Our operators, are subject to numerous federal, state and local laws and regulations that are subject to frequent and substantial changes (sometimes applied retroactively) resulting from legislation, adoption of rules and regulations, and administrative and judicial interpretations of existing law. The ultimate timing or effect of these changes cannot be predicted. Government regulation may have a dramatic effect on our operators’ costs of doing business and the amount of reimbursement received by both government and other third-party payors. The failure of any of our operators to comply with these laws, requirements and regulations could adversely affect their ability to meet their obligations to us. These regulations include, among other items: hospital billing practices and prices for service; relationships with physicians and other referral sources; adequacy of medical care; quality of medical equipment and services; qualifications of medical and support personnel; the implementation of, and continued compliance with, electronic health records’ regulations; confidentiality, maintenance and security issues associated with health-related information and patient medical records; the screening, stabilization and transfer of patients who have emergency medical conditions; certification, licensure and accreditation of our facility; operating policies and procedures, and; construction or expansion of our current facility or future facilities and services.

If our operators fail to comply with applicable laws and regulations, they could be subjected to liabilities, including criminal penalties, civil penalties (including the loss of their licenses to operate one or more facilities), and exclusion of our facility from participation in the Medicare, Medicaid and other federal and state health care programs. The imposition of such penalties could jeopardize that operator’s ability to make lease or mortgage payments to us or to continue operating its facility.

Although operators of our acute care facility believe that their policies, procedures and practices comply with governmental regulations, no assurance can be given that they will not be subjected to governmental inquiries or actions, or that they would not be faced with sanctions, fines or penalties if so subjected. Because many of these laws and regulations are relatively new, in many cases, our operators don’t have the benefit of regulatory or judicial interpretation. In the future, it is possible that different interpretations or enforcement of these laws and regulations could subject their current or past practices to allegations of impropriety or illegality or could require them to make changes in the facilities, equipment, personnel, services, capital expenditure.

We derive a significant portion of our revenues from providing services to clients covered by third-party payors who could reduce their reimbursement rates or otherwise restrain our ability to obtain, or provide services to, clients. This risk is heightened because we are generally an “out-of-network” provider.

Managed care organizations and other third-party payors pay for the services that we provide to many of our clients. If any of these third-party payors reduce their reimbursement rates or elect not to cover some or all of our services, our business, financial condition and results of operations may decline. In addition to limiting the amounts payors will pay for the services we provide to their members, controls imposed by third-party payors designed to reduce admissions and the length of stay for clients, commonly referred to as “utilization review,” have affected and are expected to continue to affect our facility. Utilization review entails the review of the admission and course of treatment of a client by third-party payors. Inpatient utilization, average lengths of stay and occupancy rates continue to be negatively affected by payor-required preadmission authorization and utilization review and by payor pressure to maximize outpatient and alternative healthcare delivery services for less acutely ill clients. Efforts to impose more stringent cost controls are expected to continue. Although we are unable to predict the effect these controls and changes will have on our operations, significant limits on the scope of services reimbursed and on reimbursement rates and fees could have a material adverse effect on our business, financial condition and results of operations.

Changes to government healthcare programs, principally Medicare and Medicaid, have resulted in limitations on reimbursement and, in some cases, reduced levels of reimbursement for healthcare services in recent years. In particular, recent governmental measures to regulate clinical laboratory services have resulted in reduced prices, added costs and decreased test utilization. Although we do not currently bill Medicare or any other government healthcare program for our laboratory or other substance abuse treatment services, there is a risk that third-party commercial payors may implement similar changes. If the rates paid or the scope of laboratory or other substance abuse treatment services covered by third-party commercial payors are reduced, our business, financial condition and results of operations could be materially adversely affected.

We are considered an “out-of-network” provider with respect to the vast majority of third-party payors, and, therefore, we bill our full charges for services covered by such third-party payors. Third-party payors will generally attempt to limit use of out-of-network providers by requiring clients to pay higher copayment and/or deductible amounts for out-of-network care. Additionally, third-party payors have become increasingly aggressive in attempting to minimize the use of out-of-network providers by disregarding the assignment of payment from clients to out-of-network providers (i.e., sending payments to clients instead of out-of-network providers), capping out-of-network benefits payable to clients, waiving out-of-pocket payment amounts and initiating litigation against out-of-network providers for interference with contractual relationships, insurance fraud and violation of state licensing and consumer protection laws. If third-party payors impose further restrictions on out-of-network providers, our revenues could be threatened, forcing our facility to participate with third-party payors and accept lower reimbursement rates compared to our historic reimbursement rates.

Third-party payors also are entering into sole source contracts with some healthcare providers, which could effectively limit our pool of potential clients. Moreover, third-party payors are beginning to carve out specific services, including substance abuse treatment services, and establish small, specialized networks of providers for such services at fixed reimbursement rates. Continued growth in the use of carve-out arrangements could materially adversely affect our business to the extent we are not selected to participate in such smaller specialized networks or if the reimbursement rate is not adequate to cover the cost of providing the service.

Adverse economic conditions or reduced information technology and network infrastructure spending may adversely affect our business, financial condition, results of operations and prospects.

Our business depends on the overall demand for healthcare management services. Weak domestic or global economic conditions, fear or anticipation of such conditions or a reduction in information technology and network infrastructure spending even if economic conditions improve, could adversely affect our business, financial condition, results of operations and prospects in a number of ways, including longer sales cycles, lower prices for our services, higher default rates among our distributors, reduced unit sales and lower or no growth. A prolonged period of economic uncertainty or a downturn may also significantly affect financing markets, the availability of capital and the terms and conditions of financing arrangements, including the overall cost of financing as well as the financial health or creditworthiness of our end customers. Circumstances may arise in which we need, or desire, to raise additional capital, and such capital may not be available on commercially reasonable terms, or at all.

A failure of one or more of our key information technology systems, networks, processes, associated sites, or service providers could have a negative impact on our business.

We rely on information technology (“IT”) systems, networks, and services, including internet sites, data hosting and processing facilities and tools, hardware (including laptops and mobile devices), software and technical applications and platforms, some of which are managed and hosted by third party vendors to assist us in the management of our business. The various uses of these IT systems, networks, and services include, but are not limited to: hosting our internal network and communication systems; enterprise resource planning; processing transactions; summarizing and reporting results of operations; business plans, and financial information; complying with regulatory, legal, or tax requirements; providing data security; and handling other processes necessary to manage our business. Although we have some offsite backup systems and a disaster recovery plan, any failure of our information systems could adversely impact our ability to operate. Routine maintenance or development of new information systems may result in systems failures, which may have a material adverse effect on our business, financial condition, or results of operations.

Increased IT security threats and more sophisticated cyber-crime pose a potential risk to the security of our IT systems, networks, and services, as well as the confidentiality, availability, and integrity of our data. This can lead to outside parties having access to our privileged data or strategic information, our employees, or our customers. Any breach of our data security systems or failure of our information systems may have a material adverse impact on our business operations and financial results. If the IT systems, networks, or service providers we rely upon fail to function properly, or if we suffer a loss or disclosure of business or other sensitive information due to any number of causes, ranging from catastrophic events to power outages to security breaches, and our disaster recovery plans do not effectively address these failures on a timely basis, we may suffer interruptions in our ability to manage operations and reputational, competitive, or business harm, which may have a material adverse effect on our business, financial condition, or results of operations. In addition, such events could result in unauthorized disclosure of material confidential information, and we may suffer financial and reputational damage because of lost or misappropriated confidential information belonging to us or to our partners, our employees, customers, and suppliers. Although we maintain insurance coverage for various cybersecurity risks, in any of these events, we could also be required to spend significant financial and other resources to remedy the damage caused by a security breach or to repair or replace networks and IT systems.

We may be subject to liabilities from claims brought against our facility.

The doctors and facility we manage may be subject to medical malpractice lawsuits and other legal actions in the ordinary course of business that could also subject us to liability and corresponding legal actions. Some of these actions may involve large claims, as well as significant defense costs. We cannot predict the outcome of these lawsuits or the effect that findings in such lawsuits may have on us. All professional and general liability insurance we purchase is subject to policy limitations. We believe that, based on our past experience and actuarial estimates, our insurance coverage is adequate considering the claims arising from the operations of our facility. While we continuously monitor our coverage, our ultimate liability for professional and general liability claims could change materially from our current estimates. If such policy limitations should be partially or fully exhausted in the future, or payments of claims exceed our estimates or are not covered by our insurance, it could have a material adverse effect on our operations.

We could face liability from our customers, suppliers or government.

A customer, supplier or government agency may bring legal action against us based on the customer/ supplier relationships. Various state and federal laws govern our relationship with customers and suppliers. If we fail to comply with these laws, we could be liable for damages to customers or suppliers and fines or other penalties. Expensive litigation with our customers/suppliers or government agencies may adversely affect both our profits and our important relations with our customer/suppliers.

Litigation could adversely affect us by distracting management, increasing our expenses or subjecting us to material money damages and other remedies.

Our customers could file complaints or lawsuits against us alleging that we are responsible for some illness or injury their customers suffered at or after a visit to their stores, or that we have problems with food quality or operations. We are also subject to a variety of other claims arising in the ordinary course of our business, including personal injury claims, contract claims and claims alleging violations of federal and state law regarding workplace and employment matters, discrimination and similar matters, and we could become subject to class action or other lawsuits related to these or different matters in the future. Regardless of whether any claims against us are valid, or whether we are ultimately held liable, claims may be expensive to defend and may divert time and money away from our operations and hurt our performance. A judgment significantly in excess of our insurance coverage for any claims could materially and adversely affect our financial condition or results of operations. Any adverse publicity resulting from these allegations may also materially and adversely affect our reputation or prospects, which in turn could adversely affect our results.

Risks Related to this Offering and Our Securities

The offering price of our shares has been arbitrarily determined.

Our management has determined the number and price of shares offered by the Company. The price of the shares we are offering was arbitrarily determined based upon the current market value, illiquidity and volatility of our Common Stock, our current financial condition and the prospects for our future cash flows and earnings, and market and economic conditions at the time of the Offering. The offering price for the Common Stock sold in this Offering may be more or less than the fair market value for our Common Stock.

We may not register or qualify our securities with any state agency pursuant to blue sky regulations.

The holders of shares of our Common Stock and persons who desire to purchase them in the future should be aware that there may be significant state law restrictions upon the ability of investors to resell our shares. We currently do not intend to and may not be able to qualify securities for resale in states which require shares to be qualified before they can be resold by our shareholders.

We have broad discretion in the use of the net proceeds from this Offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds and may spend or invest these proceeds in a way with which our stockholders disagree. The failure by our management to apply these funds effectively could harm our business and financial condition. Pending their use, we may invest the net proceeds from this Offering in a manner that does not produce income or that loses value.

Investors may have difficulty in reselling their shares due to the lack of market.

Our Common Stock is not currently traded on any exchange, but is quoted on OTC Markets Pink marketplace under the trading symbol “PASO.” There is a limited trading market for our Common Stock. There is no guarantee that any significant market for our securities will ever develop. Further, the state securities laws may make it difficult or impossible to resell our shares in certain states. Accordingly, our securities should be considered highly illiquid.

We will be subject to penny stock regulations and restrictions and you may have difficulty selling shares of our Common Stock.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. Our Common Stock is a “penny stock”, and we are subject to Rule 15g-9 under the Securities Exchange Act or 1934 (the “Exchange Act”), or the “Penny Stock Rule”. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers. For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

We do not anticipate that our Common Stock will qualify for exemption from the Penny Stock Rule. In any event, even if our Common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

FINRA sales practice requirements may also limit a stockholders ability to buy and sell our stock.

In addition to the “penny stock” rules described above, the Financial Industry Regulatory Authority (“FINRA”) has adopted rules that require that in recommending an investment to a customer, a broker- dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our Common Stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

The market price for our Common Stock is volatile, which could lead to wide fluctuations in our share price.

Our stock price is particularly volatile when compared to the shares of larger, more established companies that trade on a national securities exchange and have large public floats. The volatility in our share price is attributable to a number of factors. First, our Common Stock is sporadically and thinly traded. As a consequence of this limited liquidity, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction. The price for our shares could decline precipitously in the event that a large number of our Common Stock is sold on the market without commensurate demand. Secondly, we are a speculative or “risky” investment due to our limited operating history and lack of significant profits to date, and uncertainty of future market acceptance for our products. Many of these factors are beyond our control and may decrease the market price of our Common Stock, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our Common Stock will be at any time. Moreover, the OTC Pink marketplace is not a liquid market in contrast to the major stock exchanges. Consequently, you may be unable to sell your Common Stock at or above your purchase price, which may result in substantial losses to you.

Purchasers of our Common Stock may experience immediate dilution and/or future dilution.

We are authorized to issue up to 750,000,000 shares of Common Stock, of which 268,205,058 shares were issued and outstanding as of December 13, 2018. Our board of directors has the authority to cause us to issue additional shares of Common Stock without consent of any of our stockholders and there are several classes of preferred stock that may be converted to Common Stock. Consequently, common stockholders may experience dilution in their ownership of our stock in the future and as a result of this Offering.

Our financials are not independently audited, which could result in errors and/or omissions in our financial statements if proper standards are not applied.

Although the Company is confident with the financial statements prepared by its accounting firm, Michael T. Studer CPA P.C., we are not required to have our financials audited by a certified Public Company Accounting Oversight Board (“PCAOB”). As such, our accountants do not have a third party reviewing the accounting. Our accountants may also not be up to date with all publications and releases put out by the PCAOB regarding accounting standards and treatments. This could mean that our unaudited financials may not properly reflect up to date standards and treatments resulting misstated financials statements.

Our financial statements may be materially affected if our estimates prove to be inaccurate as a result of our limited experience in making critical accounting estimates.

Financial statements prepared in accordance with GAAP require the use of estimates, judgments and assumptions that affect the reported amounts. Different estimates, judgments and assumptions reasonably could be used that would have a material effect on the financial statements, and changes in these estimates, judgments and assumptions are likely to occur from period to period in the future. These estimates, judgments and assumptions are inherently uncertain, and, if they prove to be wrong, then we face the risk that charges to income will be required. In addition, because we have limited to no operating history and limited experience in making these estimates, judgments and assumptions, the risk of future charges to income may be greater than if we had more experience in these areas. Any such charges could significantly harm our business, financial condition, results of operations and the price of our securities. See Item 2 of the Notes to our Consolidated Financial Statements on page F-10 for a discussion of the accounting estimates, judgments and assumptions that we believe are the most critical to an understanding of our business, financial condition and results of operations.

Our operating results may fluctuate significantly as a result of a variety of factors, many of which are outside of our control, which could cause fluctuations in the price of our securities.

We are subject to the following factors that may negatively affect our operating results. As a result of our lack of any operating history and the nature of the markets in which we compete, it is difficult for us to forecast our revenues or earnings accurately. As a strategic response to changes in the competitive environment, we may from time to time make certain decisions concerning expenditures, pricing, service or marketing that could have a material and adverse effect on our business, results of operations and financial condition. Due to the foregoing factors, our quarterly revenues and operating results are difficult to forecast.

Shares eligible for future sale may have adverse effects on our share price.

We are offering 350,000,000 shares of our Common Stock, as described in this Offering Circular. We cannot predict the effect, if any, of future sales of our shares, or the availability of shares for future sales, on the market price of our shares. The market price of our shares may decline significantly when the restrictions on resale by certain of our stockholders lapse. Sales of substantial amounts of shares or the perception that such sales could occur may adversely affect the prevailing market price for our shares. After the completion of this Offering, we may issue additional shares in subsequent public offerings or private placements to make new investments or for other purposes. We are not required to offer any such shares to existing stockholders on a preemptive basis. Therefore, it may not be possible for existing stockholders to participate in such future share issuances, which may dilute the existing stockholders’ interests in us.

The rights of the holders of Common Stock may be impaired by the potential issuance of preferred stock.

Although we have no present intention to issue any additional shares of preferred stock, we may issue such shares in the future. If we were to issue shares of preferred stock, the rights of the holders of Common Stock could be impaired by such issuance of preferred stock. Currently, the Company has 10,000,000 shares of Series A Convertible Preferred Stock authorized, issued and outstanding. See “Securities Being Offered.”

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our Common Stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. Securities and industry analysts do not currently, and may never, publish research on us. If no or too few securities or industry analysts commence coverage of us, the trading price for our stock would likely be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover us downgrade our stock or publish inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our stock could decrease, which might cause our stock price and trading volume to decline.

We do not expect to pay dividends in the foreseeable future.

We do not intend to declare dividends for the foreseeable future, as we anticipate that we will reinvest any future earnings in the development and growth of our business. Therefore, investors will not receive any funds unless they sell their Common Stock, and stockholders may be unable to sell their shares on favorable terms or at all. We cannot assure you of a positive return on investment or that you will not lose the entire amount of your investment in our Common Stock.

Our bylaws limit the liability of, and provide indemnification for, our officers and directors.

Our bylaws, provide that Company shall indemnify its officers and directors for any liability including reasonable costs of defense arising out of any act or omission of any officer or director on behalf of the Corporation to the full extent allowed by the laws of the State of Nevada, if the officer or director acted in good faith and in a manner the officer or director reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. Thus, our company may be prevented from recovering damages for certain alleged errors or omissions by the officers and Directors for liabilities incurred in connection with their good faith acts for our company. Such an indemnification payment might deplete our assets. Stockholders who have questions respecting the fiduciary obligations of the officers and Directors of our company should consult with independent legal counsel. It is the position of the SEC that exculpation from and indemnification for liabilities arising under the Securities Act and the rules and regulations thereunder is against public policy and therefore unenforceable.

Failure to achieve and maintain internal controls in accordance with Sections 302 and 404 of the Sarbanes-Oxley Act of 2002 could have a material adverse effect on our business and stock price.

If we fail to maintain adequate internal controls or fail to implement required new or improved controls, as we grow or as such control standards are modified, supplemented or amended from time to time; we may not be able to assert that we can conclude on an ongoing basis that we have effective internal controls over financial reporting. Effective internal controls are necessary for us to produce reliable financial reports and are important in the prevention of financial fraud. If we cannot produce reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and there could be a material adverse effect on our stock price.

Because the risk factors referred to above, as well as other risks not mentioned above, could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which ones will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

DILUTION

Investors in this Offering will experience immediate dilution from the sale of shares by the Company. If you invest in our shares, your interest will be diluted to the extent of the difference between the public offering price per share of our Common Stock and the as adjusted net tangible book value per share of our capital stock after this Offering. Net tangible book value per share represents our total tangible assets less total liabilities, divided by the number of shares of Common Stock outstanding. Net tangible book value dilution per share of Common Stock to new investors represents the difference between the amount per share paid by purchasers in this Offering and the as adjusted net tangible book value per share of Common Stock immediately after completion of this Offering.

As of April 30, 2018, our net tangible book value was estimated at approximately $6,720,000, or approximately $0.035 per share. After giving effect to our sale of the maximum offering amount of $3,500,000 in securities, assuming no other changes since April 30, 2018, our as-adjusted net tangible book value would be approximately $18,662,545, or $0.03 per share. At an offering price of $.01 per share, this represents an immediate dilution in net tangible book value of $0.005 per share to investors of this Offering, as illustrated in the following table:

Public offering price per share	$0.01
Net tangible book value per share	$0.0022
Change in net tangible book value per share attributable to new investors	$0.0055
Adjusted net tangible book value per share	$0.0057
Dilution per share to new investors in the offering	$0.0043

The above calculations are based on 268,205,058 common shares of Common Stock issued and outstanding as of December 13, 2018 before adjustments of up to 618,205,058 shares of Common Stock to be outstanding after adjustment, assuming the Offering is completed without additional shares issued, assets acquired or liabilities incurred.

PLAN OF DISTRIBUTION

We are offering up to 350,000,000 shares of our Common Stock for $0.01 per share, for a total of up to $3,500,000 in gross offering proceeds, assuming all securities are sold. The minimum investment for any investor is $500, unless such minimum is waived by the Company, which may be done in its sole discretion on a case-by-case basis. There is no minimum offering amount or provision to escrow or return investor funds if any minimum number of shares is not sold, and we may sell significantly fewer shares of Common Stock than those offered hereby. In fact, there can be no assurances that the Company will sell any or all of the offered shares. All funds received from the Company will be immediately available for its use.

Our Common Stock is not now listed on any national securities exchange; however, the Company’s Common Stock is quoted on OTC Markets Pink marketplace. There is currently only a limited market for our securities and there is no guarantee that a more substantial or active trading market will develop in the future. There is also no guarantee that our securities will ever trade on any listed exchange. Accordingly, our shares should be considered highly illiquid, which inhibits investors’ ability to resell their shares.

Upon this Offering Circular being qualified by the SEC, the Offering will be conducted as a continuous offering (and not on a delay basis) pursuant to Rule 251(d)(3)(f) of the Regulation A under the Securities Act, however, this Offering will terminate one year from the initial qualification date of this Offering Circular, unless extended or terminated by the Company. The Company may terminate this Offering at any time and may also extend the Offering term by 90 days.

Currently, we plan to have our directors and executive officers and directors sell the shares offered hereby on a best-efforts basis. They will receive no discounts or commissions. Our executive officers will deliver this Offering Circular to those persons who they believe might have interest in purchasing all or a part of this Offering. The Company may generally solicit investors; however, it must abide by the “blue sky” regulations relating to investor solicitation in the states where it will solicit investors. All shares will be offered on a “best efforts” basis.

Our directors and officers will not register as broker-dealers under Section 15 of the Exchange Act in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer’s securities and not be deemed to be a broker-dealer. The conditions are that:

•	the person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Securities Act of 1933 (the “Securities Act”), at the time of his participation; and

•	the person is not at the time of their participation an associated person of a broker-dealer; and

•	the person meets the conditions of paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (i) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (ii) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months; and (iii) does not participate in selling and offering of securities for any issuer more than once every 12 months other than in reliance on paragraphs (a)(4)(i) or (a)(4)(iii) of Rule 3a4-1 of the Exchange Act.

Our officers and directors are not statutorily disqualified, are not being compensated, and are not associated with a broker-dealer. They are and will continue to hold their positions as officers or directors following the completion of the offering and have not been during the past 12 months and are currently not brokers or dealers or associated with brokers or dealers. They have not nor will they participate in the sale of securities of any issuer more than once every 12 months.

As of the date of this Offering Circular, we have not entered into any arrangements with any selling agents for the sale of our Common Stock; however, we may engage one or more selling agents to sell our Common Stock in the future. If we elect to do so, we will supplement this Offering Circular as appropriate.

All subscription agreements and checks received by the Company for the purchase of shares are irrevocable until accepted or rejected by the Company and should be delivered to the Company as provided in the subscription agreement. A subscription agreement executed by a subscriber is not binding on the Company until it is accepted on our behalf by the Company’s Chief Executive Officer or by specific resolution of our board of directors. Any subscription not accepted within 30 days will be automatically deemed rejected. Once accepted, the Company will deliver a stock certificate to a purchaser within five days from request by the purchaser; otherwise purchasers’ shares will be noted and held on the book records of the Company.

In various states, the securities may not be sold unless these securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.  We have not yet applied for “blue sky” registration in any state, and there can be no assurance that we will be able to apply, or that our application will be approved and our securities will be registered, in any state in the US. We intend to sell the shares only in the states in which this Offering has been qualified or an exemption from the registration requirements is available, and purchases of shares may be made only in those states.

Should any fundamental change occur regarding the status of this Offering or other matters concerning the Company, we will file an amendment to this Offering Circular disclosing such matters.

OTC Markets Considerations

The OTC Markets is separate and distinct from the New York Stock Exchange and Nasdaq stock market or other national exchange. Neither the New York Stock Exchange or Nasdaq has a business relationship with issuers of securities quoted on the OTC Markets. The SEC’s order handling rules, which apply to New York Stock Exchange and Nasdaq-listed securities, do not apply to securities quoted on the OTC Markets.

Although other national stock markets have rigorous listing standards to ensure the high quality of their issuers, and can delist issuers for not meeting those standards; the OTC Markets has no listing standards. Rather, it is the market maker who chooses to quote a security on the system, files the application, and is obligated to comply with keeping information about the issuer in its files.

Investors may have greater difficulty in getting orders filled than if we were on Nasdaq or other exchanges. Trading activity in general is not conducted as efficiently and effectively on OTC Markets as with exchange-listed securities. Also, because OTC Markets stocks are usually not followed by analysts, there may be lower trading volume than New York Stock Exchange and Nasdaq-listed securities.

 USE OF PROCEEDS TO ISSUER

The following table illustrates the amount of net proceeds to be received by the Company on the sale of shares by the Company and the intended uses of such proceeds, over an approximate 12 month period.

Capital Sources and Uses
100%
Gross Offering Proceeds	$3,500,000
Offering Expenses	$50,000
Net Offering Proceeds	$3,450,000

Use of Proceeds:
Computer Hardware (1)	$839,000
Marketing (2)	$500,000
Loans payable (3)	$700,000

Professional Fees and Staff (4)	$715,000
Leasehold Improvements (5)	$46,000
General Working Capital (6)	$650,000
Total	$3,450,000

 ________________

(1)	Assuming that all of shares offered hereby are sold in the Offering, we intend to purchase printers, data servers, touch screen tablets, software for the management of electronic medical records, uniform power source devices and medical equipment for diagnostic purposes in examination rooms for our current facility and future facilities.

(2)	We intend to spend approximately $150,000 on collateral print marketing materials, and approximately $500,000 on online advertising. See “Description of Business -- Marketing and Advertising.”

(3)	We intend to pay off approximately $700,000 of current loans payable.

(4)	Assuming that all of shares offered hereby are sold in the Offering, we will use the proceeds of this Offering to pay for required staff hiring, billing service support and officer compensation. We will also use proceeds to pay for on-going legal, accounting and other professional expenses.

(5)	We intend to make leasehold improvements on our current facility and future facilities, including state of the art exam rooms.

(6)	We will use working capital to pay for miscellaneous and general operating expenses, including certain management fees and overhead.

The allocation of the use of proceeds among the categories of anticipated expenditures represents management’s best estimates based on the current status of the Company’s proposed operations, plans, investment objectives, capital requirements, and financial conditions. Future events, including changes in economic or competitive conditions of our business plan or the completion of less than the total Offering amount, may cause the Company to modify the above-described allocation of proceeds. The Company’s use of proceeds may vary significantly in the event any of the Company’s assumptions prove inaccurate. We reserve the right to change the allocation of net proceeds from the Offering as unanticipated events or opportunities arise. Additionally, the Company may from time to time need to raise more capital to address future needs.

DESCRIPTION OF BUSINESS

Overview

Patient Access Solutions Inc. was incorporated in the state of Nevada on March 17, 2006. Its wholly owned subsidiary, PAS Health Management Companies NY, Inc., was incorporated in the state of New York on October 1, 2015, through which the Company provides administrative, management, and facility services to health care providers in Plainview, New York. The Company also rents equipment to other health care providers, including a number of the Company’s PAS Web Portal Systems and PAS Point of Sale solutions.

Integrative Medical Health Care of Plainview, PC d/b/a The CIIT Center of Plainview

On January 1, 2017, Patient Access Solutions Inc., through its wholly-owned subsidiary, PASHealth Management Companies NY Inc., entered into an Administrative and Management Services Agreement (the “CIIT Agreement”) with Integrative Medical Health Care of Plainview, PC d/b/a The CIIT Center of Plainview (the “Plainview PC”), which is wholly owned by Dr. Muneer Imam. The CIIT Agreement provides that the Company will provide all medical equipment, furniture and fixtures, rental space, medical supplies, non-professional staff, management, administrative and collection services to the health care practice in the Center for Integrative and Innovative Therapies (“CIIT”) Medical Center for the term of the CIIT Agreement, which is five years long and automatically renews for one year terms unless either party to the CIIT Agreement notifies the other party no less than 120 days prior to the expiration of the term then in effect that the CIIT Agreement will not be renewed. The CIIT Agreement also requires Plainview PC to pay the Company minimum compensation of $60,000 per month ($35,000 management fees and $25,000 facility fees).

Furthermore, the Company leases a 12,500 square foot facility located in Plainview, New York in which the CIIT provides services. In that facility, the CIIT through its two doctors provides specialty care for chronic health conditions including autism, concussion, PTSD, traumatic brain injuries and numerous other brain related, and biomedical conditions including depression, anxiety, thyroid conditions and much more. See “Description of Business -- Employees” for more information on the CIIT’s two doctors.

Legacy PAS Web Portal and Point of Sale Solution Rentals

As previously noted, the Company also rents equipment to other health care providers under its previous line of business. Accordingly, approximately 50 of the Company’s PAS Web Portal Systems and PAS Point Sale Solution rental clients still utilize the Company’s services.

Growth Strategy

In the next twelve to eighteen months, the Company expects to enter into management agreements similar to the CIIT Agreement with facilities in other parts of New York, such as the borough of Queens. The Company will target facilities that offer autism and concussion management treatment protocols, similar to the protocols created by the CIIT’s founding two doctors.

Marketing and Advertising

We intend to market and create a presence in our each of managed facilities local community and beyond the tri-state area by having our medical team give educational presentations at high school and junior high school events for parents, association meetings, and having our staff engage in volunteer work, business society meetings, and other grassroots efforts. Our medical team plans to present to the New York chapter of the National Autism Association, as well as the Nassau Suffolk Chapter of the Autism Society of America.

In addition, our strategy will be based on communicating our value to the targeted segments. This will be done through a variety of methods. The first method will be strategically placed online advertisements on websites such as http://www.nyspecialparent.com, http://parentingspecialneeds.org/, http://www.eparent.com/, http://www.specialneedsalliance.org/, and http://nyspecialneeds.com/. Information contained on or accessible through these websites is not a part of this Offering Circular and should not be relied upon in determining whether to make an investment decision. Second, we also intend to distribute a number of printed materials to many autism-focused associations in New York.

Competition and Industry Background

The healthcare industry is highly competitive, and competition among healthcare providers (including hospitals) for patients, doctors and other healthcare professionals has intensified in recent years. There are other healthcare facilities that provide services comparable to at least some of those offered by our facility. Some of our competitors are owned by tax-supported governmental agencies or by nonprofit corporations and may have certain financial advantages not available to us, including endowments, charitable contributions, tax-exempt financing and exemptions from sales, property and income taxes.

If our competitors are better able to attract patients, recruit and retain psychiatrists, physicians and other healthcare professionals, expand services or obtain favorable managed care contracts at their facilities, we may experience a decline in patient volume and our results of operations may be adversely affected.

Research and Development

Our research and development efforts consist primarily of the development of our knowledge base and expansion of the modalities we offer for the treatment of individuals with neuro-specific underlying issues, such as traumatic brain injuries, concussions and autism.

Intellectual Property

Our policy will be to seek to protect and enhance the proprietary products, inventions, and improvements that are commercially important to our business, including seeking, maintaining, and defending intellectual property rights, whether developed internally or acquired from third parties. However, as of this time, there is no aspect of our business which is protected by patents, copyrights, trademarks, or trade names. Thus, we currently only rely on trade secrets and know-how in relation to protection of proprietary aspects our business.

Government Regulations and Environmental Quality

The products and services that we provide are regulated by federal, state and foreign governmental authorities. Failure to comply with the applicable laws and regulations can subject us to repayment of amounts previously paid to us, significant civil and criminal penalties, loss of licensure, certification, or accreditation, or exclusion from government healthcare programs. The significant areas of regulation are summarized below.

HIPAA and HITECH

Under the administrative simplification provisions of HIPAA, as amended by the HITECH Act, the HHS issued regulations that establish uniform standards governing the conduct of certain electronic healthcare transactions and protecting the privacy and security of protected health information used or disclosed by healthcare providers and other covered entities. Three principal regulations with which we are required to comply have been issued in final form under HIPAA: privacy regulations, security regulations, and standards for electronic transactions, which establish standards for common healthcare transactions. The privacy and security regulations were extensively amended in 2013 to incorporate requirements from the HITECH Act.

The privacy regulations cover the use and disclosure of protected health information by healthcare providers and other covered entities. They also set forth certain rights that an individual has with respect to his or her protected health information maintained by a covered entity, including the right to access or amend certain records containing protected health information, or to request restrictions on the use or disclosure of protected health information. The security regulations establish requirements for safeguarding the confidentiality, integrity, and availability of protected health information that is electronically transmitted or electronically stored. The HITECH Act, among other things, makes certain of HIPAA’s privacy and security standards applicable to business associates of covered entities, and established certain protected health information security breach notification requirements. A covered entity must notify affected individual(s) and the HHS when there is a breach of unsecured protected health information. The HIPAA privacy and security regulations establish a uniform federal “floor” that covered entities and their business associates must meet and do not supersede state laws that are more stringent or provide individuals with greater rights with respect to the privacy or security of, and access to, their records containing protected health information. HIPAA also governs patient access to laboratory test reports. Effective October 6, 2014, individuals (or their personal representatives, as applicable), have the right to access test reports directly from clinical laboratories and to direct that copies of those test reports be transmitted to persons or entities designated by the individual.

These laws contain significant fines and other penalties for wrongful use or disclosure of protected health information. Additionally, to the extent that we submit electronic healthcare claims and payment transactions that do not comply with the electronic data transmission standards established under HIPAA and the HITECH Act, payments to us may be delayed or denied.

In addition to the federal privacy regulations, there are a number of state laws regarding the privacy and security of health information and personal data that are applicable to our operations. The compliance requirements of these laws, including additional breach reporting requirements, and the penalties for violation vary widely and new privacy and security laws in this area are evolving. Massachusetts, for example, has a state law that protects the privacy and security of personal information of Massachusetts residents that is more prescriptive than HIPAA. Many states have also implemented genetic testing and privacy laws imposing specific patient consent requirements and protecting test results. In some cases, we are prohibited from conducting certain tests without a certification of patient consent by the physician ordering the test. Requirements of these laws and penalties for violations vary widely. We believe that we have taken the steps required of us to comply with health information privacy and security statutes and regulations in all jurisdictions, both state and federal. However, we may not be able to maintain compliance in all jurisdictions where we do business. Failure to maintain compliance, or changes in state or federal laws regarding privacy or security, could result in civil and/or criminal penalties and could have a material adverse effect on our business.

Federal, state and foreign fraud and abuse laws

In the United States, there are various fraud and abuse laws with which we must comply and we are potentially subject to regulation by various federal, state and local authorities, including CMS, other divisions of the HHS (e.g., the Office of Inspector General), the U.S. Department of Justice, and individual U.S. Attorney offices within the Department of Justice, and state and local governments. We also may be subject to foreign fraud and abuse laws.

In the United States, the federal Anti-Kickback Statute prohibits, among other things, knowingly and willfully offering, paying, soliciting or receiving remuneration to induce, or in return for patient referrals for, or purchasing, leasing, ordering, recommending or arranging for the purchase, lease or order of, any healthcare item or service reimbursable under a governmental payor program. Courts have stated that a financial arrangement may violate the Anti-Kickback Statute if any one purpose of the arrangement is to encourage patient referrals or other federal healthcare program business, regardless of whether there are other legitimate purposes for the arrangement. The definition of “remuneration” has been broadly interpreted to include anything of value, including gifts, discounts, credit arrangements, payments of cash, consulting fees, waivers of co-payments, ownership interests, and providing anything at less than its fair market value. Recognizing that the Anti-Kickback Statute is broad and may technically prohibit many innocuous or beneficial arrangements within the healthcare industry, the HHS issued a series of regulatory “safe harbors.” These safe harbor regulations set forth certain provisions, which, if met, will assure healthcare providers and other parties that they will not be prosecuted under the federal Anti-Kickback Statute. Although full compliance with these provisions ensures against prosecution under the federal Anti-Kickback Statute, the failure of a transaction or arrangement to fit within a specific safe harbor does not necessarily mean that the transaction or arrangement is illegal or that prosecution under the federal Anti-Kickback Statute will be pursued. Many states also have anti-kickback statutes, some of which may apply to items or services reimbursed by any third-party payor, including commercial insurers.

In addition, federal false claims laws, including the federal civil False Claims Act, prohibit, among other things, any person or entity from knowingly presenting, or causing to be presented, a false claim for payment to, or approval by, the federal government or knowingly making, using, or causing to be made or used a false record or statement material to a false or fraudulent claim to the federal government. As a result of a modification made by the Fraud Enforcement and Recovery Act of 2009, a claim includes “any request or demand” for money or property presented to the U.S. government. Recently, several pharmaceutical and other healthcare companies have been prosecuted under these laws for allegedly providing free product to customers with the expectation that the customers would bill federal programs for the product. Other companies have been prosecuted for causing false claims to be submitted because of the companies’ marketing of the product for unapproved, and thus generally non-reimbursable, uses. The civil monetary penalties statute imposes penalties against any person or entity who, among other things, is determined to have presented or caused to be presented a claim to a federal health program that the person knows or should know is for an item or service that was not provided as claimed or is false or fraudulent.

HIPAA created additional federal criminal statutes that prohibit knowingly and willfully executing, or attempting to execute, a scheme to defraud or to obtain, by means of false or fraudulent pretenses, representations or promises, any money or property owned by, or under the control or custody of, any healthcare benefit program, including private third-party payors and knowingly and willfully falsifying, concealing or covering up by trick, scheme or device, a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services.

In addition, various states have enacted false claim laws analogous to the federal False Claims Act, although many of these state laws apply where a claim is submitted to any third-party payor and not merely a governmental payor program. If our operations are found to be in violation of any of the federal and state healthcare laws described above or any other governmental regulations that apply to us, we may be subject to significant penalties, including without limitation, civil, criminal and/or administrative penalties, damages, fines, disgorgement, exclusion from participation in government programs, such as Medicare and Medicaid, injunctions, private “qui tam” actions brought by individual whistleblowers in the name of the government, or refusal to allow us to enter into government contracts, contractual damages, reputational harm, administrative burdens, diminished profits and future earnings, and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results of operations.

Federal and state physician self-referral prohibitions

Under a federal law directed at “self-referral,” commonly known as the “Stark Law,” there are prohibitions, with certain exceptions, on referrals for certain designated health services, including laboratory services, that are covered by the Medicare and Medicaid programs by physicians who personally, or through a family member, have an investment or ownership interest in, or a compensation arrangement with, an entity performing the tests. The prohibition also extends to payment for any testing referred in violation of the Stark Law. A person who engages in a scheme to circumvent the Stark Law’s referral prohibition may be fined up to $100,000 for each such arrangement or scheme. In addition, any person who presents or causes to be presented a claim to the Medicare or Medicaid programs in violation of the Stark Law is subject to civil monetary penalties of up to $15,000 per bill submission, an assessment of up to three times the amount claimed and possible exclusion from participation in federal governmental payor programs. Bills submitted in violation of the Stark Law may not be paid by Medicare or Medicaid, and any person collecting any amounts with respect to any such prohibited bill is obligated to refund such amounts. Many states have comparable laws that are not limited to Medicare and Medicaid referrals.

Corporate practice of medicine

Numerous states have enacted laws prohibiting business corporations, such as us, from practicing medicine and employing or engaging physicians to practice medicine, generally referred to as the prohibition against the corporate practice of medicine. These laws are designed to prevent interference in the medical decision-making process by anyone who is not a licensed physician. Violation of these corporate practice of medicine laws may result in civil or criminal fines, as well as sanctions imposed against us and/or the physician through licensure proceedings. Typically such laws are only applicable to entities that have a physical presence in the state.

Health reform

The United States and some foreign jurisdictions are considering or have enacted a number of legislative and regulatory proposals designed to change the healthcare system in ways that could affect our business. In the United States, there is significant interest in promoting changes in the health care system with the stated goal of containing healthcare costs, improving quality or expanding access. For example, the ACA contains certain measures that may be significant for our business. The ACA includes, among other things, provisions regarding initiatives to revise Medicare payment methodologies; the coordination and promotion of research on comparative clinical effectiveness of different technologies and procedures; and initiatives to promote quality indicators in payment methodologies. The ACA also includes an annual excise tax on device manufacturers of 2.3% of the price for which manufacturers sell their devices. The excise tax has been temporarily suspended for calendar years 2016 and 2017, but will be reinstated in 2018 without additional Congressional action. There have been judicial and Congressional challenges to certain aspects of the ACA, and we expect additional challenges and amendments in the future. We are monitoring the impact of the ACA in order to enable us to determine the trends and changes that may be necessitated by the legislation and that, in turn, may potentially impact our business over time.

There have been other health reform measures taken since the enactment of the ACA. For example, the Budget Control Act of 2011, among other things, created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, was unable to reach required goals, thereby triggering the legislation’s automatic reduction (known as sequestration) to several government programs. This includes aggregate reductions to Medicare payments to providers of 2% per fiscal year, beginning April 1, 2013, which, following passage of subsequent legislation, will remain in effect through 2025 unless additional Congressional action is taken. Furthermore, on

January 2, 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, increased the statute of limitations for the government to recover overpayments to providers from three years to five years.

We cannot predict whether future health reform initiatives will be implemented at the federal or state level or in countries outside of the United States in which we may do business in the future, or the effect any future legislation or regulation will have on us.

Corporate History

We were incorporated as Blue Mountain Resources, Inc. on March 17, 2006 under the laws of the state of Nevada. Our initial business was to conduct mineral exploration activities on a property in Silver Vista, Nevada, in order to assess whether that property possessed economic reserves of copper and silver. Subsequently, we did not identify any economic mineralization on the property and the business was abandoned.

On March 31, 2008, Patient Access Solutions Inc., a New York corporation, and Blue Mountain Acquisition Subsidiary Corp., a Florida corporation and wholly-owned subsidiary of the Blue Mountain Resources, Inc. entered into an Agreement and Plan of Merger whereby Patient Access Solutions Inc., was merged into the Blue Mountain Resources, Inc. (the “Merger Agreement”). Pursuant to the terms and conditions of the Merger Agreement, the shareholders of Patient Access Solutions Inc. received an aggregate of 2,900,000 shares of Blue Mountain Resources Inc. common stock.

On June 2, 2008, we changed our name from Blue Mountain Resources, Inc. to Patient Access Solutions Inc. and enacted a forward stock split of 7.25-1, payable upon surrender of our shareholders stock certificates. All numbers in this Offering Circular reflect the forward stock split.

After the corporate changes discussed above, the Company’s business purpose focused on the development and marketing of the PAS Health Web Portal System and PAS Point of Sale terminal solution, both of which offered electronic medical eligibility, electronic referrals, service authorizations and electronic claims processing.

In April of 2016, the Company decided to effectively terminate its pursuit of a software business and instead turned its focus to the management of healthcare facilities. In January 2017, Patient Access Solutions Inc., through its wholly-owned subsidiary, PASHealth Management Companies NY, Inc., entered into the CIIT Agreement, and began its healthcare facility management business in earnest.

Going Concern

Our accountant has expressed substantial doubt about our ability to continue as a going concern. The Company has suffered losses and has experienced negative cash flows from operations, which raises substantial doubt about the Company’s ability to continue as a going concern. The Company is highly dependent on its ability to continue to obtain investment capital from future funding opportunities to fund the current and planned operating levels until the revenues generated from billing and insurance meets the critical breakeven point. The Company’s continuation as a going concern is dependent upon its ability to bring in income generating activities and its ability to continue receiving investment capital from future funding opportunities. There is no assurance can be given that the Company will be successful in these efforts. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Corporate Information

Our principal executive offices are located at 131 Sunnyside Boulevard, Suite 100, Plainview, New York 11803. Our telephone number is (631) 241-9404. The address of our website is www.passhealth.com. Information contained on or accessible through our website is not a part of this Offering Circular and should not be relied upon in determining whether to make an investment decision.

The Company’s securities are currently quoted on the OTC Markets Group Inc.’s OTC Pink marketplace under the symbol “PASO.”

Employees

As of December 17, 2018, we had 9 total employees, all of which were full-time employees. None of our employees are represented by a union or parties to a collective bargaining agreement. We believe our employee relations to be good.

Some of our key employees are the doctors that practice in and are employed at the CIIT. Their biographies are below.

Dr. Muneer Imam

Dr. Imam is one of the most sought-after pulmonologists in New York, with over 31 years of experience. He is a board certified multi-specialist who has a keen interest in working with children with autism. Dr. Imam specializes in the practice of internal medicine, pulmonary diseases, clinical nutrition and critical care. Dr. Imam has served as a Medical Director for multiple medical centers, focusing on the quality of patient care. He is also the Chief Operating Officer of Doctor's Wellness Center- a center for integrative medicine which specializes in combining the mainstream medicine with oral and intravenous nutrition therapies to prevent life threatening illnesses. Dr. Imam recently completed a Master's Degree program through Columbia University in Clinical Nutrition. He has pioneered many novel therapies which have proven to create outstanding positive outcomes in all those patients under his care. Dr. Imam spearheads the integration of the CIIT’s staff and concentrates on the recruitment of physician specialists, which includes facilitating his treatment protocol.

Dr. James Halper

Dr. Halper is board-certified in both Internal Medicine and Psychiatry. He attended Columbia College and College of Physicians and Surgeons Columbia University, did his residency training in Medicine at Columbia Presbyterian and Stanford University Hospitals, and trained in Psychiatry at Payne-Whitney Clinic (New York Hospital). He completed research fellowships at the National Institutes of Health, Rockefeller University, and Payne Whitney Clinic and is the recipient of numerous research awards and the author of many scientific and medical articles and book chapters. Dr. Halper has directed many clinical programs, including Psychopharmacology at North Shore University Hospital , the Psychiatry Out Patient Clinic at Lenox Hill Hospital, and both the Psychotic Disorders Program and ECT Service at Payne Whitney Clinic. Dr.Halper is currently Clinical Associate Professor of Psychiatry at NYU School of Medicine. Dr Halper is well known for his innovative use of a variety of treatment modalities for patients with refractory psychiatric disorders as well as mood disorders, Attention Deficit Disorder (ADHD), Post-Traumatic Stress Disorder (PTSD) and many other conditions. Dr. Halper conducts all psychiatric testing and diagnosing at the CIIT.

Legal Proceedings

We are not currently a party to any material legal proceedings. Although we are not currently a party any material legal proceedings, from time to time, we may be subject to various other legal proceedings and claims that are routine and incidental to our business. For additional information on legal proceedings involving the Company and/or its officers and directors, see “Directors, Executive Officers and Significant Employees.” Although some of the legal proceedings set forth therein may result in adverse decisions or settlements, management believes that the final disposition of such matters will not have a material adverse effect on our business, financial position, results of operations or cash flows.

DESCRIPTION OF PROPERTY

The following table summarizes pertinent details of our properties as of December 17, 2018:

Location	Owned or Leased	Lease Expiration	Type of Property
131 Sunnyside Boulevard, Suite 100, Plainview, New York 11803	Leased	March 31, 2027	CIIT

CITT and Principal Executive Office

The Company leases the 12,500 square foot facility located in Plainview, New York in which the CIIT provides services. On August 24, 2016, the Company executed an Agreement of Lease with 131 Sunnyside LLC, a New York limited liability company, for approximately 12,500 square feet of office space in Plainview New York. The term of the lease is 10 years and 3 months commencing January 1, 2017 and ending March 31, 2027. The monthly rent ranges from $22,917 per month in year 1 to $30,798 per month in year 11.

Rent expense for the years ended October 31, 2017 and 2016 was $79,077 and $93,089 respectively rent expense for the years ended October 31, 2016 and 2015 was $232,976 and $9,544, respectively.

As of December 17, 2018, the future minimum lease payments under non-cancellable operating leases were:

Year Ending October 31,	Amount
2017	$144,792
2018	290,331
2019	299,041
2020	308,012
2021	317,253
2022	1,519,282
Thereafter
$2,878,711
Total	$144,792

 MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Patient Access Solutions Inc. was incorporated in the state of Nevada on March 17, 2006. Its wholly owned subsidiary, PAS Health Management Companies NY, Inc., was incorporated in the state of New York on October 1, 2015, through which the Company provides administrative, management, and facility services to health care providers in Plainview, New York. The Company also rents equipment to other health care providers, including a number of the Company’s PAS Web Portal Systems and PAS Point of Sale solutions customers.

   Plan of Operation: Issuer’s Plan of Operation for the next twelve months.

The Company plans to enter into a management contract with at least one additional healthcare facility within the next 12 months, and subsequently, at least one additional facility per year for the next 5 years.

  Management's Discussion and Analysis of Financial Condition and Results of Operations.

For the six months ended April 30, 2018 and 2017 (Unaudited)

Revenues

For the six months ended April 30, 2018, our revenue was $1,149,818 compared to $1,078,018 for the same period in 2017. The increase in revenue of $71,800 was from the revenue derived from management fees and services created by the CIIT centers, and payable to the Company. Additionally, we closed the Inman Medical PC d/b/a the CIIT Center of Moriches on October 1, 2017, as this facility cost 68% more than the revenue generated by that facility. In doing so, we were able to bring the Inman Medical PC d/b/a the CIIT Center of Moriches’ assets to the Plainview PC location, while still maintaining a large base of Inman Medical PC d/b/a the CIIT Center of Moriches’ patients.

Operating Expenses

For the six months ended April 30, 2018, our operating expenses were $954,374 compared to $1,968,066 for the same period in 2017. The decrease in operating expenses of $1,013,692 was as a result of a reduction in employees and consulting expenses.

Income/Losses

Net income for the six months ended April 30, 2018 was $195,444, while net losses were $(890,048) for the six months ended April 30, 2017. The decrease in losses of $(694,604) was due to a reduction in overhead expenses.

The Company plans to improve its financial condition by generating positive cash flow from future business operations, such expanding to outpatient services, rendered by our doctors and staff, working with assisted living facilities that do not over some of the services we offer at the center. We will also have the ability to transport patients in to the CIIT from other facilities to offer services. This will give us the opportunity to also potentially by obtaining additional financing beyond the proceeds from the Offering.

For the years ended October 31, 2017 and 2016 (Unaudited)

Revenues

For the year ended October 31, 2017, our revenue was $2,398,490, compared to $20,565 for the same period in 2016. The increase in revenue of $2,377,925 was from fees generated by the opening and commencement of operations at the CIIT in January 2017.

Operating Expenses

We had operating expenses of $8,187,669 and $1,628,584 for the years ended October 31, 2017 and 2016, respectively. The increase in operating expenses of $6,559,085 was as a result of increased operating costs from the management of the CIIT, after its opening in January 2017.

Income/Losses

Net losses were $(5,993,673) and $(1,608,019) for the years ended October 31, 2017 and 2016, respectively. The increase in net losses of $4,181,160 was as a result of stock based compensation paid to outside consultants and healthcare providers working within the medical center. The Company plans to improve its financial condition by obtaining additional financing and by generating positive cash flow from future business operations.

Impact of Inflation

We believe that inflation has had a negligible effect on operations since inception. We believe that we can offset inflationary increases in the cost of operations by increasing sales and improving operating efficiencies.

Liquidity and Capital Resources

During the six months ended April 30, 2018, net cash flows used by operating activities were ($1,339). During the six months ended April 30, 2017, net cash flows used by operating activities were $(507,704). The difference of $(506,365) was a result of reducing stock based compensation. The Company had cash and cash equivalent of $351 as of April 30, 2018 as compared to the six months ended April 30, 2017 of $(71,103). The difference of $(70,752) was a result of increased expenses related to staffing and rent incurred during the first quarter of the CIIT being opened.

During the year ended October 31, 2017, net cash flows used by operating activities were $(2,004,918). During the year ended October 31, 2016, net cash flows used by operating activities were $(667,542). The difference of $(1,337,376) was a result of expansion and opening the CITT. The Company had cash and cash equivalents as of October 31, 2017 was $1,691, as compared to $59,484 as of October 31, 2016. We met our cash needs through cash flows from proceeds from management fees and the sale of stock. Our cash requirements are generally for supplies, and general and administrative activities, supporting the medical center until the cash flows can sustain themselves. We believe that our cash balance is not currently sufficient to finance our cash requirements for expected operational activities, capital improvements, and partial repayment of debt through the next 12 months.

Our operating activities used cash of $2,004,918 for the year ended October 31, 2017, and we used cash in operations of $1,339 for the six months ended April 30, 2018. For the period ended October 31, 2016, we used cash of $667,542 for operating activities, and $507,704 for the six month ended April 30, 2017. The principal elements of cash flow from operations for the year ended October 31, 2017, included a net loss of $5,993,673.

Cash used by investing activities for the year ended October 31, 2017, was $221,025 compared to $480,697 during the same period in 2016.

As of October 31, 2017, current liabilities exceeded current assets by $594,196. Current assets increased from $292,250 at October 31, 2016 to $1,478,326 at October 31, 2017. The increase in current assets was primarily due to the stet increase in fees and loans receivable from healthcare providers.

To increase sales volumes, the Company has expanded its services to outpatient activities along with the current brick and mortar center. The Company believes that these activities will increase the revenue stream by 60%, forecasted over the next 12 months.

On a short-term basis, with anticipated growth, we may be required to raise significant additional funds over the next 12 months to support operations. On a long-term basis, we may need to raise capital to grow and develop our new businesses. If we are unable to raise the needed funds on an acceptable basis, we may be forced to cease operations.

Off-Balance Sheet Arrangements

The Company has no off-balance sheet arrangements.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Our board of directors is elected annually by our stockholders. The board of directors elects our executive officers annually. Our directors and executive officers are as follows:

Name (1)	Position	Age	Term of Office

Bruce Weitzberg (2)	Chairman of the Board of Directors, President and Chief Executive Officer	59	July 2008 to present
Robert Linzalone (2)	Director and Executive Vice President	59	July 2008 to present
Joseph Gonzalez	Director	46	July 2008 to present

(1) The Company has no part-time employees.

(2) The Company has entered into employment agreements with both Messrs. Linzalone and Weitzberg. See “Compensation of Directors and Executive Officers” below.

Bruce Weitzberg has served as our Chairman, President and Chief Executive Officer from December 2006 through the present. Prior to that time, he was the Chief Operating Officer of the Medcard Division of Medcom USA, Inc., a healthcare transaction services company from February 1999 through December 2006. Mr. Weitzberg holds a Bachelor of Science from the New York Institute of Technology.

Robert Linzalone has served as a member of our board of directors and as our Executive Vice President from December 2006 through the present. Prior to that time, Mr. Linzalone was the Director of Operations of the Medcard Division of Medcom USA, Inc., a healthcare transaction services company from 2002 through November, 2007. Mr. Linzalone holds a Bachelor of Arts from Queens College.

Joseph Gonzalez has served as a member of our board of directors from December 2006 through the present. From January 1998 to November 2004, he was employed as the Vice President of Business Development for Secure EDI Health Group, LLC, a medical claims clearing firm. From 1992 to 1998, Mr. Gonzalez served at the United States Naval Academy. Mr. Gonzalez holds a Bachelor of Science from the United States Naval Academy.

Family Relationships

There are no family relationships among and between the issuer’s directors, officers, persons nominated or chosen by the issuer to become directors or officers, or beneficial owners of more than ten percent of any class of the issuer’s equity securities.

Legal Proceedings

The following factors were considered in determining whether accrual and/or disclosure is required with respect to pending or threatened litigation and actual or possible claims and assessments:

•	The period in which the underlying cause of the pending or threatened litigation or of the actual or possible claim or assessment arose.

•	The degree of probability of an unfavorable outcome as per Company is probable, hence the Company has accrued the loss and disclosed the contingency.

•	The ability to make a reasonable estimate of the amount of loss equal to is approximately as per management’s estimate.

•	The Company reviews these provisions at least quarterly and adjusts them accordingly to reflect the impact of negotiations, settlements, rulings, advice of legal counsel, and updated information.

On September 5, 2014, a $41,053.99 monetary judgment (the “Judgment”) was entered in New York State Supreme Court, 10th Judicial District, Suffolk County, in favor of Mark Presley against the Company and Bruce Weitzberg. The parties to the lawsui are currently negotiating the terms of a settlement agreement to satisfy the Judgment.

On November 20, 2014, a $220,545.75 monetary judgment (the “Judgment”) was entered in the Superior Court of California, County of Orange, in favor of Brad Novak against the Company, Bruce Weitzberg, Robert Linzalone and Joseph Gonzales. On March 30, 2018, the parties reached a settlement agreement pursuant to which the Company issued of shares of restricted common stock of the Company to Brad Novak in full satisfaction of the Judgment, and accordingly, on April 2, 2018, an Acknowledgment of Full Satisfaction of Judgment was filed by Brad Novak with the Superior Court of California, County of Orange

On April 17, 2015, Bruce Weitzberg, the Company’s Chairman, Chief Executive Officer and president was arrested upon suspicion of grand larceny charges. On April 17, 2015, Mr. Weitzberg was released from custody. On April 30, 2015, a lawsuit was filed in the First District Court of Suffolk, New York by the People of the State of New York against Bruce Weitzberg, the Company’s Chairman, Chief Executive Officer and president, alleging the charge of suspicion of grand larceny. On November 6, 2015, the charges were dismissed.

On July 6, 2017, the Company reached an offer in compromise with the New York Department of Taxation and Finance in the amount of $13,500 for payment of back taxes. Also on July 6, 2017, Bruce Weitzberg, the Company’s Chairman, Chief Executive Officer and president, reached an offer in compromise with the New York Department of Taxation and Finance in the amount of $9,000 for payment of back taxes.

On October 6, 2017, a lawsuit was filed with the Supreme Court of the State of New York, County of Nassau, by Homecare Therapies L.L.C. d/b/a Horizon Health Care Staffing against the Integrative Medical Healthcare of Plainview, PC, PAS Health Management Companies, NY, Inc., and the C.I.I.T. Center, Inc. The court levied a judgement against the defendants in the amount of $44,540.24, which was paid and satisfied in full on September 4, 2018.

On July 16, 2018, a lawsuit was filed in Suffolk County Court by JPV Enterprises against Bruce Weitzberg, personally, alleging nonpayment of $14,956 of balance due on equipment. The parties reached a settlement providing for the payment of the balance in approximately three equal installments.

On July 5, 2017, a lawsuit was filed with the Eighth Judicial District Court, Clark County, Nevada by EBAC LLC against Bruce Weitzberg and the Company, alleging breach of contract, breach of the covenant of good faith and fair dealing, fraud, unjust enrichment, conversion and constructive trust, related to the nonpayment of loan. On October 4, 2017 the parties to the lawsuit entered into a Settlement and Release Agreement, which provided, among other things, that the Company and Bruce Weitzberg would pay a certain settlement amount and transfer restricted stock to EBAC LLC.  On January 31, 2018, a $110,000 monetary judgment (the “Judgment”) was entered in the Eighth Judicial District Court, Clark County, Nevada, in favor of EBAC LLC against the Company and Bruce Weitzberg. The parties to the lawsuit are currently negotiating the payback terms to satisfy the Judgment.

On May 23, 2018, a $65,291.06 monetary judgment (the “Judgment”) was entered in New York State Supreme Court, 10th Judicial District, Suffolk County, in favor of Kenneth Williams against Bruce Weitzberg. The parties to the lawsuit are currently negotiating the payback terms to satisfy the Judgment.

On August 23, 2018, a lawsuit was filed with the Supreme Court of the State of New York, County of New York, by Elliott Polatoff against Bruce Weitzberg and the Company, alleging nonpayment of a promissory note. On September 7, 2018, the Plaintiff requested a voluntary dismissal of the action and on September 14, 2018, the Court denied the plaintiff’s motion for summary judgement in accordance with a Dismissal Request and the Notice of Discontinuance and Release reached by the parties. Accordingly, the case was resolved and discontinued on September 14, 2018.

Besides the items disclosed above, no officer, director, or persons nominated for such positions, promoter, control person or significant employee has been involved in the last ten years in any of the following:

•	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time,

•	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses),

•	Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities,

•	Being found by a court of competent jurisdiction (in a civil action), the Securities Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated,

•	Having any government agency, administrative agency, or administrative court impose an administrative finding, order, decree, or sanction against them as a result of their involvement in any type of business, securities, or banking activity,

•	Being the subject of a pending administrative proceeding related to their involvement in any type of business, securities, or banking activity, or

•	Administrative proceedings related to their involvement in any type of business, securities, or banking activity.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The table below summarizes all compensation awarded to, earned by, or paid to our sole executive officer for all services rendered in all capacities to us since the beginning of fiscal year 2016 until the date of the Offering Statement to which this Offering Circular relates. We do not have a compensation committee and compensation for our directors and officers is determined by our board of directors. We have not approved any stock option plan for the compensation of employees and contractors. We do not pay any compensation to the members of our board of directors.

Name and principal position	Capacities in which compensation was received	Fiscal Year	Total Compensation
Bruce Weitzberg	President and Chief Executive Officer	2017	$65,000
		2016	$50,000
Robert Linzalone	Executive Vice President	2017	$0
		2016	$0

On May 1, 2014, the Company entered into an employment agreement with Bruce Weitzberg, with a term of five years, for an annual salary of $220,000 per year. The agreement also provides for a cash bonus of up to 25% of his annual base salary relating to his employment in 2008 and 2009, as well as the reimbursement of certain monthly expenses relating to Mr. Weitzberg’s automobile and cell phone usage. However, Mr. Weitzberg has agreed to defer all of his salary and benefits under the aforementioned employment agreement, except for the amounts listed above, until such time as the Company has reached $2,000,000 in annual net revenue.

On May 1, 2014, the Company entered into an employment agreement with Robert Linzalone, with a term of five years, for an annual salary of $220,000 per year. The agreement also provides for a cash bonus of up to 25% of his annual base salary relating to his employment in 2008 and 2009, as well as the reimbursement of certain monthly expenses relating to Mr. Linzalone’s automobile and cell phone usage. However, Mr. Linzalone has agreed to defer all of his salary and benefits due under the aforementioned employment agreement until such time as the Company has reached $2,000,000 in annual net revenue.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following tables set forth the ownership, as of December 13, 2018, based on an aggregate of 268,205,058 shares of Common Stock issued and outstanding as of December 13, 2018.  The information includes beneficial ownership by by (i) each executive officer and director; (ii) all of our executive officers and directors as a group; and (iii) each person or entity who, to our knowledge, owns more than 5% of our Common Stock.

Except as noted below, to our knowledge, each person named in the table has sole voting and investment power with respect to all shares of our Common Stock beneficially owned by them.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the SEC and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities.

Unless stated otherwise, the business address for these stockholders is c/o Patient Access Solutions, Inc., 131 Sunnyside Boulevard, Suite 100, Plainview, New York 11803.

Title of Class	Number and address of beneficial owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of Class
Common Stock	Bruce Weitzberg	3,500,000	Direct	1.3%
Preferred Stock	Bruce Weitzberg	5,000,000	Direct	50%
Common Stock	Joseph Gonzalez	2,000,000	Direct	Less than 1%
Common Stock	Robert Linzalone	3,500,000	Direct	1.3%
Preferred Stock	Robert Linzalone	5,000,000	Direct	50%

All Officers and Directors as group hold 9,000,000 shares of Common Stock, totaling 2.8% of the Company’s outstanding Common Stock. However, Bruce Weitzberg and Robert Linzalone each hold 5,000,000 shares of Series A Convertible Preferred Stock, which are convertible into 100 shares of Common Stock for each share of Series A Convertible Preferred Stock held, and which totals 100% of the Company’s outstanding preferred stock, such that, on as-converted basis, Messrs. Weitzberg and Linzalone beneficially own and control more than 10% of the outstanding Common Stock of the Company. For additional information, see “Securities Being Offered”.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Except as described within the section entitled Executive Compensation of Directors and Officers this Offering Circular, the Company had the following transactions with “Related Persons,” as that term is defined in item 404 of Regulation SK, which includes, but is not limited to:

•	any of our directors or officers;

•	any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock; or

•	any member of the immediate family (including spouse, parents, children, siblings and in- laws) of any of the above persons.

SECURITIES BEING OFFERED

This Offering Circular relates to the sale of up to 350,000,000 shares of our Common Stock by the Company at a price of $0.001 per share, for total offering proceeds of up to $3,500,000 if all offered shares are sold. There is no minimum offering amount and no provision to escrow or return investor funds if any minimum number of shares is not sold. The minimum amount established for investors is $500, unless such minimum is waived by the Company, in its sole discretion. All funds raised by the Company from this Offering will be immediately available for the Company’s use.

We are authorized to issue a total of 760,000,000 shares, of which 750,000,000 shares are designated as Common Stock with a $0.001 par value per share, and 10,000,000 shares are designated as Preferred Stock, with a $0.001 par value per share. The rights and preferences of classes of our Preferred Stock may be determined by our board of directors. As of December 13, 2018, the Company had approximately 268,205,058 shares of Common Stock outstanding, and 10,000,000 shares of Series A Convertible Preferred Stock outstanding.

Common Stock

Each share of Common Stock entitles the holder to one vote, either in person or by proxy, at meetings of stockholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the stockholders of our Common Stock who hold, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of such directors. The vote of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law. Stockholders may take action by written consent of over 50% of the issued and outstanding Common Stock of the Company.

Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available. From inception, the Company has never declared or paid any cash dividends to holders of its Common Stock, and has no intention to do so in the foreseeable future. Although it is the Company’s intention to utilize all available funds for the development of its business, no restrictions are in place that would limit its ability to pay dividends. The payment of any future cash dividends will be at the sole discretion of the Company’s board of directors.

Holders of our Common Stock have no pre-emptive rights or other subscription rights, conversion rights, redemption or sinking fund provisions. Upon our liquidation, dissolution or winding up, the holders of our Common Stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities. There are not any provisions in our Articles of Incorporation or our Bylaws that would prevent or delay change in our control.

Series A Convertible Preferred Stock

On December 31, 2009, we issued 5,000,000 shares of our Series A Convertible Preferred Stock to Bruce Weitzberg, our Chairman, President and Chief Executive Officer. Also on December 31, 2009, we issued 5,000,000 shares of our Series A Convertible Preferred Stock to Robert Linzalone, a member of our board of directors and our Executive Vice President, both in exchange for services rendered.

Each share of Series A Convertible Preferred Stock is convertible at the option of the holder into 100 shares of Common Stock, and has equivalent voting rights of Common Stock on an as-converted basis. In order to allow Messrs. Weitzberg and Linzalone to convert all of their shares of Series A Convertible Preferred Stock, the Company will have to amend its Articles of Incorporation to increase the number of shares of Common Stock issuable by the Company. As such, Messrs. Weitzberg and Linzalone have verbally agreed with the Company to forbear from converting their shares of Series A Convertible Preferred Stock in such amounts that would cause the Company to have to effect such an amendment to its Article of Incorporation. Therefore, regardless of the number of shares sold in this offering, Messrs. Weitzberg and Linzalone will maintain complete control of the Company. Upon liquidation each share of of Series A Convertible Preferred Stock is entitled to an amount equal to its stated par value per share plus any accrued and unpaid dividends thereon and any other fees or liquidated damages owing thereon, which such amount will be paid before any distributions or payment shall be made to the holders of any securities junior in preference to the Series A Convertible Preferred Stock.

There is no restriction on the repurchase or redemption of preferred stock by the Company while there is any arrearage in the payment of dividends or sinking fund installments.

Market Price, Dividends, and Related Stockholder Matters

Our Common Stock is not traded on a national exchange, but is quoted on the OTC Markets Group, Inc.’s OTC Pink marketplace. There is only a limited market for our Common Stock.

The last sale price of the Company’s Common Stock on December 17, 2018 was $0.0065 per share.

As of December 13, 2018, there were approximately 557 registered stockholders.

We do not have an equity incentive plan.

Although it is the Company’s intention to utilize all available funds for the development of its business, no restrictions are in place that would limit its ability to pay dividends. The payment of any future cash dividends will be at the sole discretion of the Company’s board of directors.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES

Our bylaws, subject to the provisions of Nevada law, contain provisions which allow the corporation to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he reasonably believed was in the best interest of the corporation. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

FINANCIAL STATEMENTS

PATIENT ACCESS SOLUTIONS INC. AND SUBSIDIARY

INDEX TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Patient Access Solutions Inc. and Subsidiary

Consolidated Balance Sheet

April 30, 2018, October 31, 2017 and October 31, 2016

(unaudited)

	April 30, 2018	October 31, 2017	October 31, 2016
Assets

Current Assets:
Cash and cash equivalents	$351	$1,691	$59,484
Fees and loans receivable from health care providers	1,543,533	1,433,624	9,695
Escrow receivable pending satisfaction of New York State income tax withholding liability	—	—	144,000
Prepaid expenses and other current assets	51,845	43,011	79,071

Total Current Assets	1,595,729	1,478,326	292,250

Property, plant and equipment, net of accumulated depreciation of $45,537, $45,537, and $0 respectively	618,027	618,027	397,000

Security deposit	46,493	46,492	46,493

Total Assets	$2,260,249	$2,142,845	$735,743

Liabilities and Stockholders' Deficiency

Current Liabilities

Current portion of debt	$1,640,375	$1,640,375	$628,147
Accounts payable	160,327	148,210	42,259
Delinquent payroll withholdings, payroll taxes, interest, and penalties	164,681	164,681	275,019
Accrued expenses and other current liabilities	29,099	119,256	2,529

Total Current Liabilities	1,994,482	2,072,522	947,954

Mandatorily redeemable and Convertible Preferred Stock	200,000	200,000	200,000

Total Liabilities	$2,194,482	$2,272,522	$1,147,954

Stockholders' deficiency:
Preferred Stock, $.001 par value; authorized 10,000,000 shares: Series A Convertible Preferred Stock issued and outstanding 10,000,000, 10,000,000, and 10,000,000, shares, respectively	10,000	10,000	10,000
Common Stock, $.001 par value; authorized 750,000,000 shares, issued and outstanding 94,695,174, 94,695,174 and 47,972,607 shares, respectively	94,695	94,695	47,973
Additional paid-in capital	19,171,768	19,171,768	12,942,283
Accumulated deficit	(19,210,696)	(19,406,140)	(13,412,467)

Total stockholders' deficiency	65,767	(129,677)	(412,211)

Total liabilities and stockholders' deficiency	$2,260,249	$2,142,845	$735,743

See notes to Consolidated Financial Statements

Patient Access Solutions Inc. and Subsidiary

Consolidated Statements of Operations

Six Months Ended April 30, 2018 and 2017 and years ended Oct 31, 2017 and 2016

(unaudited)

	Six Months Ended April 30,		Year Ended October 31,
	2018	2017	2017	2016
Operating revenues:

Fees from health care providers	$1,087,678	$1,053,193	$2,357,681	$—
Equipment rentals (net)	62,140	24,825	40,809	20,565

Total revenues	1,149,818	1,078,018	2,398,490	20,565

Operating expenses:

Employee compensation and benefits	389,807	719,552	1,388,994	33,182
Consulting Fees (including stock-based compensation of $0, $503,733, $4,933,254, and $1,173,246, respectively)	63,125	540,037	5,051,303	1,271,246
Professional fees	90,281	57,860	91,756	152,569
Occupancy	172,833	93,088	232,976	14,810
Advertising and marketing	22,790	114,995	256,683	66,231
Depreciation of property, plant and equipment	—	25,627	45,537	—
Other	215,538	416,907	1,120,420	90,546

Total operating expenses	954,374	1,968,066	8,187,669	1,628,584

Income (loss) from operations	195,444.00	(890,048)	(5,789,179)	(1,608,019)

Other income (expense):
Gain on compromise of payroll tax liability	—	—	79,838	—

	Six Months Ended April 30,		Year Ended October 31,
	2018	2017	2018	2017
Interest expense (including accretion of debt discount of $0, $126,475, $221,331, and $31,619, respectively)	—	(126,475)	(284,332)	(57,409)

Other income (expense) - net	—	(68,684)	(204,494)	(57,409)

Income (loss) before provision for income taxes	195,444	(1,085,207)	(5,993,673)	(1,665,428)

Provision for income taxes	—	—	—	—

Net income (loss)	$195,444	$(1,085,207)	$(5,993,673)	$(1,665,428)

Net income (loss) per common share - basic and diluted	$0.00	$(0.02)	$(0.08)	$(0.08)

Weighted average common shares outstanding - basic and diluted	94,695,174	54,002,954	73,730,953	20,396,368

See notes to Consolidated Financial Statements

Patient Access Solutions Inc. and Subsidiary
Consolidated Statements of Stockholders’ Deficiency
Six Months Ended April 30, 2018 and years ended October 31, 2017 and 2016
(unaudited)

	Series A Preferred Stock, $0.001 Par		Common Stock, $0.001 Par		Additional Paid-in	Accumulated	Total Stockholders'
	Shares	Par	Shares	Par	Capital	Deficit	Deficiency

Balances, October 31,2015	10,000,000	$10,000	12,190,191	$12,190	$11,405,320	$(11,747,039)	$(319,529)
Issuance of common stock for services rendered	—	—	6,835,000	6,835	1,166,411	—	1,173,246
Sales of common stock	—	—	28,947,416	28,948	370,552	—	399,500

Net income for the year ended October 31,2016	—	—	—	—	—	(1,665,428)	(1,665,428)

Balances, October 31, 2016	10,000,000	10,000	47,972,607	47,973	12,942,283	(13,412,467)	(412,211)

Sales of common stock	—	—	13,535,923	13,536	1,279,939	—	1,293,475

Issuance of common stock for services rendered	—	—	32,761,644	32,761	4,900,493	—	4,933,254

Issuance of common stock in settlement of note payable and accrued interest	—	—	425,000	425	49,053	—	49,478
Net loss for the year ended October 31, 2017	—	—	—	—	—	(5,993,673)	(5,993,673)

Balances, October 31,2017	10,000,000	10,000	94,695,174	94,695	19,171,768	(19,406,140)	(129,677)

Net loss for the six months ended April 30, 2018	—	—	—	—	—	195,444	195,444
Balances, April 30, 2018	10,000,000	$10,000	94,695,174	$94,695	19,171,768	$(19,210,696)	$65,767

See notes to Consolidated Financial Statements

Patient Access Solutions Inc. and Subsidiary Consolidated Statements of Cash Flows Six Months Ended April 30, 2018 and 2017 and years ended Oct 31, 2017 and 2016 (unaudited)

	Six Months Ended April 30,		Year Ended October 31
	2018	2017	2017	2016
Cash Flows from Operating Activities:

Net income (loss)	$195,444	$(1,085,207)	(5,993,673)	$(1,665,428)
Adjustments to reconcile net income (loss) to net cash used by operating activities:
Stock-based compensation	—	1,217,465	4,933,254	1,173,246
Depreciation of property, plant, and equipment	—	25,627	45,537	—
Accretion of debt discount	—	126,475	221,331	31,619
Gain on compromise of payroll taxes liabilities	—	—	(79,838)	—
Changes in operating assets and liabilities:
Fees and loans receivable from health care providers	(605,272)	(736,608)	(1,423,929)	(9,695)
Prepaid expenses and other current assets	(8,834)	16,060	180,059	(223,071)
Accounts payable	12,117	(9,369)	105,951	42,259
Delinquent payroll withholdings, payroll taxes, interest, and penalties	—	(30,500)	(110,338)	(19,001)
Accrued expenses and other current liabilities	405,206	(50,383)	116,727	2,529

Net cash provided by (used by) operating activities	(1,339)	(507,704)	(2,004,918)	(667,542)

Cash Flows from Investing Activities:
Additions to plant, property, and equipment	—	(185,529)	(221,026)	(434,204)
Security deposit paid	(1)	—	1	(46,493)
Net cash used by investing activities	(1)	(185,529)	(221,025)	(480,697)
Cash Flows from Financing Activities:
Proceeds from notes payable	—	—	874,676	788,045
Payments of notes payable	—	—	—	—
Investment	—	—	—	—
Proceeds from sales of common stock	—	562,519	1,293,475	399,500

Net cash provided by financing activities	—	562,519	2,168,151	1,187,545
Net increase (decrease) in cash and cash equivalents	(1,340)	(130,714)	(57,793)	39,306

Cash and cash equivalents, beginning of period	1,691	59,611	59,484	20,178

Cash and cash equivalents, end of period	351	(71,103)	1,691	$59,484
Supplemental Cash Flow Information:

Interest paid	$—	$4,200	$65,720	$7,000

Income taxes paid	$—	$—	$—	$—

Non-cash Investing and Financing Activities:

Issuance of Common Stock in settlement of note payable and accrued interest		$—	$—	$—

Escrow account payment of payroll tax liability on December 19, 2016	$—	$22,500	$22,500	$—
Release of escrow account and reduction of note payable	$—	$—	$121,500	$—

 See notes to Consolidated financial statements

PATIENT ACCESS SOLUTIONS INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

SIX MONTHS ENDED APRIL 30, 2018 AND 2017 AND YEARS ENDED OCTOBER 31,

2017 AND 2016

(UNAUDITED)

1. ORGANIZATION AND NATURE OF BUSINESS

Patient Access Solutions Inc. (“PASO”) was incorporated in the state of Nevada on March 17, 2006. Its wholly owned subsidiary PAS Health Management Companies NY, Inc. (“PASO Health”), incorporated in the state of New York on October 1, 2016, provides administrative, management, and facility services to health care providers at locations in Plainview New York and Center Moriches New York (see Note 11). PASO also rents equipment to other health care providers.

PASO and PASHealth Management Companies NY are collectively referred to as the “Company”.

The Unaudited Consolidated Financial Statements as of April 30, 2018, and for the years ended October 31, 2017 and 2016, have been prepared in accordance with accounting principles generally accepted in the United States. In the opinion of management, the unaudited financial statements reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the financial data and other information disclosed in these notes. The results for these periods are not necessarily indicative of the results to be expected for future periods.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Basis of Presentation and Going Concern

The financial statements are prepared on a ?going concern? basis, which contemplates the realization of assets and liabilities in the normal course of business; however, there is substantial doubt as to the Company?s ability to continue as a going concern.

As of April 30, 2018, the Company had negative working capital of $398,753 and an accumulated deficit of $19,210,696.

The Company plans to improve its financial condition by obtaining additional financing and by generating positive cash flow from its future business operations. However, there is no assurance that the Company will be successful in accomplishing its objectives. The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

(b) Principles of Consolidation

The Unaudited Consolidated financial statements include the accounts of PASO and its wholly owned subsidiary PASO Health (collectively, the “Company”). All inter-company balances and transactions have been eliminated in consolidation.

(c) Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

(d) Cash and Cash Equivalents

The Company considers all liquid investments purchased with original maturities of ninety days or less to be cash equivalents.

(e) Fees and Loans Receivable from Health Care Providers

Fees receivable from health care providers are recorded at net realizable value. The Company periodically assesses the adequacy of valuation allowances for uncollectable receivables by evaluating the collectability of outstanding receivables and general factors such as historical collection experience, length of time individual receivables are past due, and the economic and competitive environment.

(f) Property, Plant and Equipment

Property, plant and equipment is stated at cost less accumulated depreciation and amortization. Depreciation of furniture, fixtures, and equipment is provided using the straight-line method over the estimated useful lives of the respective assets (ranging from five to seven years). Amortization of leasehold improvements is provided over the shorter of the remaining lease term or the assets’ useful lives.

(g) Revenue Recognition

Revenue from fees from health care providers and equipment rentals are recognized when all the following criteria are met: (1) persuasive evidence of an arrangement exists, (2) the price is fixed or determinable, (3) collectability is reasonably assured, and (4) delivery has occurred. The fees and rentals are derived from agreements with the health care providers and the equipment users.

(h) Stock-Based Compensation

Stock-based compensation is measured at the grant date fair value and expensed over the requisite service period or when the related performance condition is met. Fair value of common stock grants is determined based on the market price of the Company’s common stock.

(i) Income Taxes

Income taxes are accounted for under the assets and liability method. Current income taxes are provided in accordance with the laws of the respective taxing authorities. Deferred income taxes are provided for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is not more likely than not that some portion or all of the deferred tax assets will be realized.

(j) Net Income (Loss) per Share

Basic net income (loss) per common share is computed based on the weighted average number of common shares outstanding during the period of the financial statements.

Diluted net income (loss) per common share is computed based on the weighted average number of common shares and dilutive securities (such as stock options, warrants, and convertible securities) outstanding. Dilutive securities having an anti-dilutive effect on diluted net income (loss) per share are excluded from the calculation.

(k) Recently Issued Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers, requiring an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. ASU No. 2014-09 will replace most existing revenue recognition guidance in GAAP when it becomes effective and allows the use of either the retrospective or cumulative effect transition method. In August 2016, the FASB issued ASU No. 2016-14 that approved deferring the effective. date by one year so that ASU No. 2014-09 would become effective for the Company on November 1, 2018. The FASB also approved, in October 2016, permitting the early adoption of ASU No. 2014-09, but not before the original effective date for the Company on November 1, 2018.

In December 2017, the FASB issued ASU No. 2017-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers to clarify the Codification and to correct any unintended application of the guidance. These items are not expected to have a significant effect on the current accounting standard. The amendments in this update affect the guidance in ASU No. 2014-09, which is not yet effective. ASU No. 2014-09 will be effective, reflecting the one-year deferral, for interim and annual periods beginning after December 15, 2018 (November 1, 2018 for the Company). Early adoption of the standard is permitted but not before the original effective date. Companies can transition to the standard either retrospectively or as a cumulative-effect adjustment as of the date of adoption. The Company is in the process of evaluating the impact that the adoption of ASU No. 2014-09 will have on its Unaudited Consolidated financial statements and selecting the method of transition to the new standard.

In February 2017, the FASB issued ASU 2017-02, Leases, which increases transparency and comparability by recognizing a lessee’s rights and obligations resulting from leases by recording them on the balance sheet as lease assets and lease liabilities. The new guidance becomes effective for the Company on November 1, 2019 with early adoption permitted and will be applied using the modified retrospective method. The Company has not yet completed the evaluation of the effect that ASU No. 2017-02 will have on its Unaudited Consolidated financial statements.

Certain other accounting pronouncements have been issued by the FASB and other standard setting organizations which are not yet effective and have not yet been adopted by the Company. The impact on the Company's financial position and results of operations from adoption of these standards is not expected to be material.

3. FEES AND LOANS RECEIVABLE FROM HEALTH CARE PROVIDERS

Fees and loans receivable from health care providers consist of:

		October 31,
	April 30, 2018	2017	2016
Integrative Medical Health Care of Plainview
PC d/b/a the CIIT Center of Plainview	$1,312,514	$1,202,605	$—

Imam Medical PC d/b/a The CIIT Center of
Center Moriches	231,019	231,019	—

Total	1,543,533	1,433,624	—

Allowance for bad debts	—	—	—

Net	$1,543,533	$1,433,624	$—

4. ESCROW RECEIVABLE PENDING SATISFACTION OF NEW YORK STATE INCOME TAX WITHHOLDING LIABILITY

In connection with the $700,000 Senior Secured Credit Facility Agreement with TCA Global Credit Master Fund, LP (“TCA”) effective September 15, 2017 (See Note 6), $144,000 was placed with an escrow agent to be released to the Company upon the Company’s settlement of its New York State payroll tax liabilities (see Note 7). On December 19, 2016, $22,500 was paid from escrow to New York State in connection with the Company’s offer in compromise. On July 6, 2017, New York State accepted the Company’s offer in compromise. Rather than releasing the remaining escrow account balance of $121,500 to the Company, the $121,500 was released to TCA and the Company’s note payable balance to TCA was reduced from $700,000 to $578,500.

5. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consists of:

		October 31
	April 30, 2018	2017	2016
Leasehold improvements	$150,764	$150,764	$242,288

Machinery and equipment	396,240	396,240	111,013

Furniture and fixtures	100,282	100,282	43,669

Total	663,564	663,564	397,000

Less accumulated depreciation and amortization	(45,537)	(45,537)	—

Net	$618,027	$618,027	$397,000

The above assets were placed in service in our Plainview New York office commencing January 2018 coincident with the opening of the CIIT Center of Plainview.

Depreciation and amortization expense relating to plant, property and equipment for the six months ended April 30, 2018 and 2017 was $0 and $25,627, respectively. Depreciation and amortization expense relating to plant, property and equipment for the years ended October 31, 2017 and 2016 was $45,537 and $0, respectively.

6. DEBT

Debt consists of :

		October 31
	April 30, 2018	2017	2016
Secured note payable to TCA Global Credit

Master Fund, LP (“TCA”) effective September 15, 2016, interest at 12% per annum payable monthly, due September 15, 2018 (net of accumulated debt discounts of $0, $0, and $221,331, respectively)	$578,500	$578,500	$478,669
Convertible notes and loans payable to investors , interest at 12% per annum, due one year from dates of issuance, convertible into common stock at a conversion price of $0.10 per share	1,061,875	1,061,875	100,000

Loan payable to Stella Realty, interest at 36% per annum, settled in full on December 27, 2017	—	—	49,478
Total	1,640,375	1,640,375	628,147

Current portion of debt	(1,640,375)	(1,640,375)	(628,147)

Non-current portion of debt	$—	$—	$—

In connection with the issuance of the $700,000 secured note payable to TCA effective September 15, 2016, the Company also issued to TCA common stock as collateral which may be sold by TCA. If TCA does not realize proceeds equal to $200,000 from such sales of common stock by September 15, 2017, TCA has the right to require us to redeem the $200,000 cash less any cash proceeds received from such sales of common stock.

Also in connection with the Senior Secured Credit Facility Agreement with TCA effective September 15, 2016, we are required to pay TCA an Additional Revenue Share equal to 10% of the aggregate gross Receipts of the Company for 24 months commencing on the date that the principal balance of the $700,000 loan is paid to $0 (the “Revenue Share Commencement Date”).

7. DELINQUENT PAYROLL WITHHOLDINGS, PAYROLL TAXES, INTEREST, AND PENALTIES DUE TO TAXING AUTHORITIES

Delinquent payroll withholdings, payroll taxes, interest, and penalties due to taxing authorities consist of:

		October 31
	April 30, 2018	2017	2016
Federal	$164,681	$164,681	$172,681
New York State	—	—	102,338
Total	$164,681	$164,681	$275,019

On June 12, 2017, the Company submitted an Offer in Compromise to the Internal Revenue Service to settle the delinquent Federal payroll tax liabilities for $30,000 payable in 10 monthly installments of $3,000 each.

On July 6, 2017, New York State accepted the Company’s offer in compromise to settle the delinquent New York State payroll tax liabilities for $22,500. Accordingly, the Company recognized a $79,838 gain from this settlement in the three months ended July 31, 2017.

8. CAPITAL STOCK

Preferred Stock

On December 31, 2009, PASO issued a total of 10,000,000 shares of its Series A Preferred Stock to Bruce Weitzberg, then chief executive officer and a director of PASO (5,000,000 shares) and Robert Linzalone, then a director of PASO (5,000,000 shares) for services rendered. Each share of Series A Preferred Stock is convertible at the option of the holder into 100 shares of PASO common stock, has voting rights on an as converted basis, and upon liquidation is entitled to an amount equal to the Stated Value (as such term is defined in our Certification of Designations of Preferences, Richts and Limitations of Series A Convertible Preferred Stock) per share. Messrs. Weitzberg and Linzalone have verbally agreed with the Company to forbear from converting their shares of Series A Convertible Preferred Stock in such amounts that would cause the Company to have to effect such an amendment to its Article of Incorporation.

Common Stock

In the year ended October 31, 2016, PASO sold a total of 28,947,416 shares of its common stock to accredited investors at prices ranging from $0.001 to $0.08 per share for net proceeds of $399,500.

In the year ended October 31, 2016, PASO issued a total of 6,835,000 shares of its common stock to service providers for services rendered to the Company. The $1,173,246 total fair value of the common stock (based on the closing price of PASO common stock at the respective dates of issuance) has been reflected in the accompanying Unaudited Consolidated Statement of Operations for the year ended October 31, 2016 as consulting fees.

In the year ended October 31, 2017, PASO sold a total of 13,535,923 shares of its common stock to accredited investors at prices ranging from $0.0625 to $0.14 per share for net proceeds of $1,293,475.

In the year ended October 31, 2017, PASO issued a total of 32,761,644 shares of its common stock to service providers for services rendered to the Company. The $4,933,254 total fair value of the common stock (based on the closing price of PASO common stock at the respective dates of issuance) has been reflected in the accompanying Unaudited Consolidated Statement of Operations for the year ended October 31, 2017 as consulting fees.

9. COMMON STOCK PURCHASE WARRANTS

A summary of warrants activity follows:

Warrants outstanding at October 31, 2015	-

Year ended October 31, 2016:
Issued	5,493,750
Expired	-

Warrants outstanding at October 31, 2016	5,493,750

Year ended October 31, 2017:
Issued	11,525,354
Expired	-

Warrants outstanding at October 31, 2017 and April 30, 2018	17,019,104

Issued and outstanding warrants at April 30, 2018 consists of:

Period Issued	Number of Warrants	Exercise Price	Expiration Date

September 2016	5,000,000	$0.05	September 2020
October 2016	493,750	$0.08	October 2020
November 2016	3,037,500	$0.08	November 2020
December 2016	2,900,000	$0.08	December 2020
December 2016	800,000	$0.10	December 2020
December 2016	1,142,854	$0.10	December 2020
April 2017	3,645,000	$0.10	April 2021

Total	17,019,104

10. INCOME TAXES

No provisions for income taxes were recorded for the periods presented since the Company incurred net losses and taxable losses in those periods.

The provisions for (benefits from) income taxes differ from the amounts determined by applying the U.S. Federal income tax rate of 35% to pretax income (loss) as follows:

	Six months ended April 30,		Year ended October 31,
	2018	2017	2017	2016
Expected income tax (benefit) at 35%	$68,405	$(379,822)	$(2,097,786)	$(582,900)

Non-deductible stock-based compensation	—	176,307	1,726,639	410,636

Remeasurement of deferred income tax asset from 35% to 21% (a)	1,815,242	—	—	—

Increase (decrease) in deferred income tax assets valuation allowance	1,883,647	203,515	371,147	172,264

Provision for income taxes	$—	$—	$—	$—

(a) As a result of the Tax Cuts and Jobs Act enacted on December 22, 2017, the United States corporate income tax rate is 21% effective January 1, 2018.

Accordingly, we have reduced our deferred income tax asset relating to our net operating loss carryforwards (and the valuation allowance thereon) by $1,815,242 from $4,538,105 to $2,722,863 as of April 30, 2018.

Deferred income tax assets consist of:

		October 31
	April 30, 2018	2017	2016

Net operating loss carry forward	$2,722,863	$4,606,510	$4,235,363

Valuation allowance	(2,722,863)	(4,606,510)	(4,235,363)

Net	$—	$—	$—

Based on management's present assessment, the Company has not yet determined it to be more likely than not that a deferred income tax asset of $2,722,863 attributable to the future utilization of the $12,966,013 net operating loss carry forward as of April 30, 2018 will be realized. Accordingly, the Company has maintained a 100% allowance against the deferred income tax asset in the Unaudited Consolidated financial statements at April 30, 2018. The Company will continue to review this valuation allowance and adjust as appropriate. The net operating loss carryforward of $12,966,013 expires in years 2028, 2029, 2030, 2031, 2032, 2033, 2034, 2036, and 2037 in the amounts of $7,600,599 $3,325,132, $27,323, $349,217, $107,343, $3,519, $279, $492,182, and $1,060,419 respectively.

Current tax laws limit the amount of loss available to be offset against future taxable income when a substantial change in ownership occurs. Therefore, the amount available to offset future taxable income may be limited.

11. COMMITMENTS AND CONTINGENCIES

Lease Agreement

On August 24, 2016, the Company executed an Agreement of Lease with 131 Sunnyside LLC for approximately 12,500 square feet of office space in Plainview New York. The term of the lease is 10 years and 3 months commencing January 1, 2017 and ending March 31, 2027. The monthly rent ranges from $22,917 per month in year 1 to $30,798 per month in year 11.

Rent expense for the six months ended April 30, 2018 and 2017 was $79,077 and $93,089 respectively. Rent expense for the years ended October 31, 2017 and 2016 was $232,976 and $9,544, respectively.

As of April 30, 2018, the future minimum lease payments under non-cancellable operating leases were:

Year Ending October 31,	Amount
2018	$144,792
2019	290,331
2020	299,041
2021	308,012
2022	317,253
Thereafter	1,519,282

Total	$2,878,711

Administrative and Management Services Agreements

On January 1, 2017, PASO Health executed Administrative and Management Services Agreements with Integrative Medical Health Care of Plainview PC d/b/a The CIIT Center of Plainview (“Plainview PC”) and Imam Medical PC d/b/a The CIIT Center of Center Moriches (“Center Moriches PC”). Both agreements provide for the performance of certain specified management and facilities services by PASO Health and have initial terms of five years automatically renewable for successive one year terms unless either party notifies the other no less than 120 days prior to the expiration of the term then in effect that the agreement will not be so renewed. The agreement with Plainview PC provides for minimum compensation to PAS Health of $60,000 per month ($35,000 management fees and $25,000 facilities fees). The agreement with Center Moriches PC provides for minimum compensation to PAS Health of $41,000 per month ($35,000 management fees and $6,000 facilities fees) but was terminated on October 1, 2017 in connection with the closing of that facility.

EXHIBITS

The following exhibits are filed with this Offering Circular:

Exhibit No.	Description
2.1	Articles of Incorporation, as amended
2.2	Bylaws of Patient Access Solutions Inc.
6.1	Administrative and Management Services Agreement with Integrative Medical Health Care of Plainview, PC d/b/a The CIIT Center of Plainview, PC dated January 1, 2017
6.2	Employment Agreement, by and between Patient Access Solutions, Inc. and Robert Linzalone, dated May 1, 2014
6.3	Employment Agreement, by and between Patient Access Solutions, Inc. and Bruce Weitzberg, dated May 1, 2014
6.4	Office Lease, by and between PAS Health Management Companies of NY, Inc. and Patient Access Solutions Inc., dated August 24, 2016
12.1	Consent of Waller Lansden Dortch & Davis, LLP*

*       To be filed by amendment.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Plainview, New York, on June 5th, 2019.

Patient Access Solutions Inc.

June 5, 2019	By:	/s/ Bruce Weitzberg
Bruce Weitzberg
Chairman, President and Chief Executive Officer Principal Financial Officer, and Principal Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, this Offering Circular has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Bruce Weitzberg	Chairman, President and Chief Executive Officer,	June 5, 2019
Bruce Weitzberg	Principal Financial Officer, and Principal Accounting Officer

/s/ Robert Linzalone	Director, Executive Vice President	June 5, 2019
Robert Linzalone

/s/ Joseph Gonzalez	Director	June 5, 2019
Joseph Gonzalez